UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement

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HAMILTON BEACH BRANDS HOLDING COMPANY
(Name of Registrant as Specified in its Charter)
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HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

NOTICE OF ANNUAL MEETING

The Annual Meeting of stockholders (the “Annual Meeting”) of Hamilton Beach Brands Holding Company (the “Company”) will be held on Thursday, May 8, 2025 at 11:00 a.m., at 5875 Landerbrook Drive, Cleveland, Ohio, for the following purposes:

1.	To elect twelve directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To approve, on an advisory basis, the Company’s Named Executive Officer compensation;

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025; and

4.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on March 10, 2025 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The 2025 Proxy Statement and Card are being mailed to stockholders commencing on or about March 28, 2025.

We currently intend to hold our Annual Meeting in person. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Annual Meeting webpage which can be accessed at https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials for updated information.

Brent A. Ashley

Secretary

March 28, 2025

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you are a stockholder of record and received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the internet (www.investorvote.com/HBB); (ii) vote by telephone (1-800-652-8683); or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. If you wish to attend the meeting and vote in person, you may do so. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the stockholder of record to vote your shares.

The Company’s Annual Report for the year ended December 31, 2024 is being mailed to stockholders with the 2025 Proxy Statement. The 2024 Annual Report contains financial and other information about the Company but is not incorporated into the 2025 Proxy Statement and is not considered part of the proxy soliciting material. You should also note that other information contained on or accessible through our website other than the 2025 Proxy Statement is not incorporated by reference into the 2025 Proxy Statement and you should not consider that information to be part of the 2025 Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders To Be Held on May 8, 2025:

The 2025 Proxy Statement and 2024 Annual Report are available, free of charge, at

https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials.

-i-

HAMILTON BEACH BRANDS HOLDING COMPANY

4421 WATERFRONT DR.

GLEN ALLEN, VA 23060

PROXY STATEMENT

March 28, 2025

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Hamilton Beach Brands Holding Company, a Delaware corporation (the “Company,” “we,” “our” or “us”), of proxies to be used at the annual meeting of our stockholders to be held on May 8, 2025 (the “Annual Meeting”). This Proxy Statement and the related form of proxy are being mailed to stockholders commencing on or about March 28, 2025.

If the enclosed form of proxy is executed, dated and returned or if you vote electronically, the shares represented by the proxy will be voted as directed on all matters properly coming before the Annual Meeting for a vote. Proxies that are properly signed without any indication of voting instructions will be voted as follows:

Proposal	Description	Board Vote Recommendation	Page Reference for More Detail
1	Election of twelve director nominees named in this Proxy Statement	FOR	16
2	Approval, on an advisory basis, of the Company’s Named Executive Officer compensation	FOR	22
3	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025	FOR	23
N/A	Any other matter properly brought before the Board	As recommended by the Board or, if no recommendation is given, in the proxy holders’ own discretion	N/A

The proxies may be revoked at any time prior to their exercise by giving notice to us in writing or by executing and delivering a later-dated proxy. Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.

Stockholders of record at the close of business on March 10, 2025 will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 10,181,069 outstanding shares of Class A Common Stock, par value $0.01 per share (“Class A Common”), entitled to vote at the Annual Meeting and 3,600,957 outstanding shares of Class B Common Stock, par value $0.01 per share (“Class B Common”), entitled to vote at the Annual Meeting. Each share of Class A Common is entitled to one vote for a nominee for each of the twelve directorships to be filled and one vote on each other matter properly brought before the Annual Meeting. Each share of Class B Common is entitled to ten votes for each such nominee and ten votes on each other matter properly brought before the Annual Meeting. Class A Common and Class B Common will vote as a single class on all matters anticipated to be brought before the Annual Meeting.

At the Annual Meeting, in accordance with Delaware law and our Amended and Restated Bylaws (“Bylaws”), the inspectors of election appointed by the Board for the Annual Meeting will determine the presence of a quorum and tabulate the results of stockholder voting. As provided by Delaware law and our Bylaws, the holders of a majority of the outstanding voting power of all classes of our stock, issued and outstanding, and entitled to vote at the Annual Meeting and present in person or by proxy at the Annual Meeting, will constitute a quorum for the Annual Meeting. The inspectors of election intend to treat (1) properly executed proxies marked “abstain” as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting and (2) proxies held in “street name” by brokers that are voted on at least one, but not all, of the proposals to come before the Annual Meeting (the “broker non-votes”) as “present” for purposes of determining whether a quorum has been achieved at the Annual Meeting.

Proposal 1 is to elect twelve directors, each for a term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Our Bylaws provide that our directors are elected by a plurality vote. Shares for which authority is withheld to vote for director nominees and broker non-votes will have no effect on the election of directors except to the extent the failure to vote for a director nominee results in another nominee receiving a greater number of votes. In accordance with Delaware law and our Bylaws, the twelve director nominees receiving the greatest number of votes will be elected directors.

Proposal 2 is an advisory vote to approve the Company’s Named Executive Officer compensation. Although Proposal 2 is non-binding, the advisory vote allows our stockholders to express their opinions regarding our executive compensation. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 2. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 2.

Proposal 3 is an advisory vote to ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2025. Although Proposal 3 is non-binding, the advisory vote allows our stockholders to express their opinions regarding our appointment of EY as our independent registered public accounting firm for 2025. We will consider the affirmative vote of the holders of a majority of the votes cast as approval of Proposal 3. Abstentions and broker non-votes will not be treated as votes cast, so they will not affect the outcome of Proposal 3.

We are not aware of any business that may properly be brought before the Annual Meeting other than those matters described in this Proxy Statement. If any matters other than those shown on the proxy card are properly brought before the Annual Meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares represented by such proxy card.

In accordance with Delaware law and our Bylaws, we may, by a vote of the stockholders, in person or by proxy, adjourn the Annual Meeting to a later date(s), without changing the record date. If we were to determine that an adjournment was desirable, the appointed proxies would use the discretionary authority granted pursuant to the proxy cards to vote in favor of such an adjournment.

PART I - CORPORATE GOVERNANCE INFORMATION

About the Company

The Company operates through its wholly owned subsidiary Hamilton Beach Brands, Inc. and its subsidiaries. The Company is a leading designer, marketer and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars and hotels. The Company operates in the consumer, commercial, and specialty small appliance markets. In addition, the Company’s Hamilton Beach Health subsidiary is focused on expanding the Company’s participation in the home health market.

Board Composition

Our Board currently consists of thirteen directors. Directors are elected at each annual meeting to serve for one-year terms or until their respective successors are duly elected and qualified, subject to their earlier death, resignation or removal. Biographical information and qualifications of our directors are included under “Proposal 1 - Election of Directors.”

Board Leadership Structure

Under the Company’s current leadership structure, the Company’s roles of Chairman and Chief Executive Officer (“CEO”) are separated, enabling R. Scott Tidey, our CEO, to focus on managing the Company and our business and Alfred M. Rankin, Jr., our Non-Executive Chairman, to devote his time and attention to matters of strategic oversight, Board oversight and governance. The Board believes that Mr. Rankin possesses in-depth knowledge of the issues, opportunities and challenges facing the Company and our business. Because of this knowledge and insight, the Board believes that Mr. Rankin is in the best position to effectively identify strategic opportunities and priorities and to lead discussions regarding the execution of the Company’s strategies and achievement of its objectives. As Non-Executive Chairman, Mr. Rankin is able to:

•	focus our Board on the most significant strategic goals and risks of our business;

•	utilize the individual qualifications, skills and experience of the other Board members to maximize their contributions to our Board;

•	ensure that each Board member has sufficient knowledge and understanding of our business to enable such member to make informed judgments;

•	facilitate the flow of information between our Board and our management;

•	provide consultation and advice to our management on significant business matters and strategic initiatives;

•	provide experience regarding public company governance and related public company responsibilities; and

•	provide the perspective of a long-term stockholder.

We do not assign a lead independent director. For meetings of the independent directors, the presiding director is determined based upon the context and subject matter of the meeting.

In accordance with the Company’s Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chairman of the Board and CEO. This determination is made after considering relevant factors, including the specific needs of the business and the best interests of the Company and its stockholders. The Board believes that its current leadership structure is appropriate and meets the Company’s current needs. The Board will regularly assess its leadership structure to determine whether the leadership structure is the most appropriate for the Company at the time.

Directors’ Independence

In making a determination as to the independence of our directors, our Board considered Section 303A of the New York Stock Exchange (“NYSE”) listing standards and broadly considered the materiality of each director’s relationship with us. Based on this criteria, our Board has determined that the following directors are independent:

Mark R. Belgya	April L. Lane
Paul D. Furlow	Bela S. Mehta
John P. Jumper	Michael S. Miller
Dennis W. LaBarre	James A. Ratner

Board Oversight of Risk Management

The Board oversees our risk management process, including by being actively engaged in overseeing key risks and by employing a distributed oversight model where the Board delegates primary oversight responsibility of certain risk areas to relevant Board committees based on their expertise. This structure enables focused, specialized risk oversight while maintaining cohesive oversight through regular committee reporting back to the full Board. Through this integrated oversight approach, the Board assesses evolving risks facing the Company and evaluates the allocation of oversight responsibilities. The Board’s oversight is supported by an information reporting system, which establishes a structured process for identifying key risks through comprehensive management interviews and industry analysis, specifies regular reporting protocols for such risks, and is designed to ensure prompt escalation of significant developments to the Board or responsible committee. The Board and appropriate committees regularly review reports and related information provided by management to stay informed about key risks facing the Company and to assess whether our risk management policies and procedures are designed and implemented in a manner consistent with the Company’s strategy and risk tolerance. The Nominating and Corporate Governance Committee regularly reviews the efficacy of the Board’s oversight routines and information reporting system and considers updates to monitored risks and reporting schedules.

Cybersecurity represents a critical Board oversight priority, with the Audit Review Committee supporting the Board’s oversight responsibilities through regular assessment of our cybersecurity, data privacy, and information technology risks, controls, and procedures. Given our significant reliance on information technology systems and the increasing frequency and sophistication of cybersecurity incidents, we have implemented a cybersecurity risk management program designed to mitigate the risks of disruption of our critical systems and to protect the confidentiality, integrity, and availability of our business data as well as that of our customers, employees and vendors. As part of our cybersecurity risk management process, we have established a cross-functional cybersecurity task force and leverage established cybersecurity frameworks and practices, which include regularly updating technology, developing security policies and procedures, monitoring and routine testing of information systems, developing an incident response plan, carrying appropriate levels of cybersecurity insurance, and providing cybersecurity awareness training to employees.

Directors’ Meetings and Attendance

Our Board held four meetings in 2024. During their tenure in 2024, all of the directors attended at least 75% of the total meetings held by our Board and the committees on which they served.

In accordance with NYSE rules, our non-management directors meet at regularly scheduled executive sessions without management. These executive sessions are typically held following each regular Board meeting, with the Non-Executive Chairman presiding. In addition, the independent members of the Board meet at least once a year in separately scheduled executive sessions, with the presiding director determined based upon the context and subject matter of the meeting. Additional meetings of the independent directors may be scheduled when the independent directors believe such meetings are desirable. A meeting of the independent directors was held on February 19, 2024.

We hold a regularly scheduled meeting of our Board in conjunction with our annual meeting of stockholders. Directors are expected to attend the annual meeting of stockholders absent an appropriate excuse. All of our directors who were directors on the date of our 2024 annual meeting of stockholders attended the annual meeting.

Board Committees

Our Board has an Audit Review Committee, a Compensation and Human Capital Committee, a Nominating and Corporate Governance Committee (the “NCG Committee”), a Planning Advisory Committee, and an Executive Committee.

The table below shows the current directors, the members of each committee and the number of meetings held in 2024:

Director	Independent	Audit Review	Compensation and Human Capital	NCG	Planning Advisory	Executive
Mark R. Belgya	Yes	X	X		X
J.C. Butler, Jr.	No				X	X
Paul D. Furlow	Yes	X		X	X
John P. Jumper (1)	Yes	X	X	X
Dennis W. LaBarre	Yes	X	X	Chair		X
April L. Lane	Yes		X
Bela S. Mehta	Yes				X
Michael S. Miller	Yes	Chair	X	X		X
Alfred M. Rankin, Jr.	No				Chair	Chair
Thomas T. Rankin	No
James A. Ratner	Yes	X	Chair	X		X
R. Scott Tidey	No					X
Clara R. Williams	No				X
2024 Meetings		5	6	4	4	0

(1)	Mr. Jumper is not standing for re-election at the Annual Meeting.

Description of Committees

The responsibilities of the Audit Review Committee, Compensation and Human Capital Committee, and NCG Committee are set forth in each committee’s charter, all of which are available on our website at www.hamiltonbeachbrands.com/investors/corporate-governance. The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement and you should not consider such information to be part of this Proxy Statement.

Audit Review Committee. The Audit Review Committee has responsibilities in its charter with respect to:

•	the quality and integrity of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the adequacy of our internal controls;

•	our guidelines and policies to monitor and control our major financial risk exposures;

•	the qualifications, independence, selection, compensation, retention and oversight of our independent registered public accounting firm;

•	the performance of our internal audit department and independent registered public accounting firm;

•	assisting our Board and us in interpreting and applying our Corporate Compliance Program and other issues related to corporate and employee ethics;

•	reviewing corporate responsibility disclosures, including environmental, social, and governance disclosures, in the context of SEC requirements;

•	reviewing cybersecurity and data privacy risks, controls and procedures;

•	reviewing related-person transactions;

•	reviewing matters regarding our information systems, practices and procedures as they relate to accounting, auditing and financial reporting; and

•	preparing the Annual Report of the Audit Review Committee to be included in our Proxy Statement.

Our Board has determined that:

•	each of Messrs. Belgya and Miller qualify as audit committee financial experts as defined in the rules issued by the U.S. Securities and Exchange Commission (“SEC”); and

•	all members of the Audit Review Committee are independent and financially literate, as described in the listing standards of the NYSE and under the rules of the SEC.

Compensation and Human Capital Committee. The Compensation and Human Capital Committee has responsibilities in its charter with respect to strategic oversight and administration of our policies and programs for compensating our executive officers subject to Section 16 under the Securities Exchange Act of 1934 (the “Exchange Act”) and our directors (or any other employees as determined by the Compensation and Human Capital Committee), as well as our policies and practices for developing and investing in the Company’s human capital. Among other things, these responsibilities include:

•	providing strategic guidance regarding the development of human capital strategies and programs that support our business objectives and promote long-term value creation;

•	reviewing and approving corporate goals and objectives relevant to executive officer compensation;

•	evaluating the performance of the CEO and the other executive officers in light of our corporate goals and objectives;

•	determining and approving CEO and other executive officer compensation;

•	reviewing the Company’s responsiveness to the stockholder advisory vote on executive compensation;

•	considering whether the risks arising from our employee compensation policies are reasonably likely to have a material adverse effect on us;

•

making recommendations to our Board, where appropriate or required, and taking other actions with respect to all other compensation matters that are subject to Board approval, including, among other things, incentive plans, equity-based plans and the Company’s compensation clawback policies;

•	periodically reviewing director compensation; and

•	reviewing and approving the Compensation Discussion and preparing the annual Compensation Committee Report to be included in our Proxy Statement.

The Compensation and Human Capital Committee may, in its discretion, delegate duties and responsibilities to one or more subcommittees or, in appropriate cases, to our executive officers and senior managers. The Compensation and Human Capital Committee retains and receives assistance in the performance of its responsibilities from an internationally recognized compensation consulting firm, discussed herein under “Compensation Consultant.” The Board has determined that each member of the Compensation and Human Capital Committee is independent, as defined in the SEC rules and the NYSE listing standards.

NCG Committee. Among other things, the NCG Committee’s responsibilities contained in its charter include:

•	reviewing and recommending to our Board criteria for membership on our Board;

•	reviewing and making recommendations to our Board regarding the size and leadership structure of the Board;

•	reviewing and recommending qualifications of directors believed to be desirable, and identifying and recommending to our Board specific candidates for membership on our Board;

•

reviewing and making recommendations to our Board regarding the roles and responsibilities of the Board’s committees, particularly with respect to the Board’s oversight of risk management and including the creation of new committees, the modification of existing committees, or other changes to the structure and composition of the Board’s committees;

•	evaluating director independence according to the applicable independence requirements set forth in the NYSE listing standards and other applicable law;

•	reviewing and, where appropriate, recommending changes to our Corporate Governance Guidelines;

•	overseeing the Company’s policies and practices with respect to corporate responsibility matters, including environmental, social, and governance matters;

•	overseeing new director orientation and director education on topics relevant to the duties and responsibilities of the directors;

•	overseeing evaluations of the Board’s effectiveness; and

•	annually reporting to the Board its assessment of our Board’s performance.

The Board has determined that each member of the NCG Committee is independent, as defined in the NYSE listing standards. The NCG Committee will consider director candidates recommended by our stockholders. See the section herein entitled “Procedures for Submission and Consideration of Director Candidates.” The NCG Committee may consult with members of the Taplin and Rankin families, including Alfred M. Rankin, Jr., regarding the composition of our Board.

Planning Advisory Committee. The Planning Advisory Committee has the responsibilities set forth in its charter, including:

•	acting as a key participant, resource and advisor on various operational and strategic matters;

•	reviewing and advising on a preliminary basis possible acquisitions, divestitures or other transactions identified by management for possible consideration by the Board; and

•	providing general oversight on behalf of the Board with respect to stockholder interests and the Company’s evolving structure and stockholder base.

Executive Committee. The Executive Committee may exercise all powers of our Board over the management and control of our business during the intervals between meetings of our Board.

Corporate Responsibility

Together with our predecessors, we have been enriching consumers’ lives for decades with Good Thinking®, which incorporates teamwork and inspired thinking into all areas of our business and allows us to deliver innovative solutions that improve everyday living. We focus on working to create competitive advantage and long-term value, which requires us to take into consideration a host of complex factors such as impacts to our customers and consumers, our workforce, our vendors and other business partners, our stockholders, the communities in which we operate, and the environment. We believe that effective governance demands that our management team and Board continue to perform the challenging job of exercising sound business judgment—evaluating competing considerations regarding complex issues and appropriately assessing trade-offs so that decisions are well-considered and reflect a reasonable strategy to create sustainable long-term value. We believe that our long-term perspective incorporates corporate responsibility into our governance and, in turn, our strategy, which we believe will maximize the likelihood of long-term value creation.

We believe that taking an integrated approach to issues that impact our business and our stakeholders—including environmental responsibility—protects the long-term interests of our stockholders by enhancing the health, prospects and sustainability of our business. We are committed to preparing for the future and being a responsible corporate citizen for the benefit of our customers and consumers, our workforce, our vendors and other business partners, our stockholders, the communities in which we operate, and the environment.

Governance

Our Board has determined that, based primarily on the ownership of Class A Common and Class B Common by the members of the Taplin and Rankin families, we may qualify as a “controlled company,” as defined in Section 303A of the listing standards of the NYSE. Under the listing standards of the NYSE, a controlled company is not required to comply with certain corporate governance requirements. Such requirements include having a majority of independent directors and having a nominating and corporate governance committee and compensation committee composed entirely of independent directors, each with written charters and annual performance evaluations for each committee.

Although the Company may qualify as a controlled company, our Board evaluates its governance practices annually and has elected not to make use of any of the exceptions to the NYSE listing standards that are available to controlled companies. Accordingly, the majority of the members of our Board are independent, as described in the NYSE listing standards. Our Audit Review Committee, NCG Committee and Compensation and Human Capital Committee are all composed entirely of independent directors. Each committee has a written charter that describes the purpose and responsibilities of the committee, and each committee conducts an annual evaluation of its performance based on the responsibilities set forth in its charter.

Our Board sets the tone for the Company and provides a foundation for strong governance practices. Our Board reflects a balance of longer-tenured members with in-depth knowledge of our business, and newer members who bring valuable attributes, skills and experiences that are relevant to our business and the challenges we face. We believe this combination results in a well-balanced membership that combines a mix of experience, skill and intellect, enabling the Company to pursue its long-term, strategic objectives effectively.

The NCG Committee oversees and reviews our corporate responsibility programs, including environmental, social and governance matters, while the Compensation and Human Capital Committee oversees compensation programs and provides strategic oversight and guidance regarding our development and execution of human capital strategies and programs.

Environmental Responsibility

We are committed to conducting our business in a manner that not only complies with our environmental obligations, but also is environmentally responsible. Our employee-led Environmental Sustainability Committee provides input to our management team regarding environmental responsibility initiatives. For example, through our recycling and recertification program, we recycle certain electronics and research and development products, as we strive to continue to reduce the amount of waste sent to landfills. We also recognize the importance of environmental responsibility in the everyday lives of our consumers. As a result, we are committed to promoting environmental responsibility by bringing to market appliances that are environmentally friendly and that enable our customers to reduce or eliminate waste. One such example is our water filtration appliances, which help to mitigate the impact of single use plastic bottles.

Social

The Company considers its commitment to people, including its employees, customers and consumers, and the local communities in which it operates as a primary focus of corporate responsibility. The Company’s priority on people focuses on four principal areas: human capital resources, consumer health and safety, engagement with local communities, and supply chain management.

Human Capital Resources

Our business is dependent upon, and focused on, people—our employees, our customers and the consumers who enjoy our appliances, and the communities in which we live. Our culture is built on and centered around Good Thinking®, which incorporates teamwork, service and inspired thinking into all areas of our business. We believe that this values-based culture is a core strength that provides the foundation for our working environment and our employees. Good Thinking® is more than developing new products; it inspires everything we do.

Within this culture, our people are our most valuable resource, and we expect them to remain the key to our success for decades to come. We strive to create an environment that attracts, engages and develops the talent necessary to enable our performance and growth, including by offering competitive compensation and benefits, providing attractive professional growth opportunities and insisting that everyone be treated with dignity and respect and be afforded equal opportunity. We also recognize the basic human need to feel a sense of inclusion, belonging and meaning. So, we strive to foster an environment in which our people are passionate about our business and our Good Thinking® culture, have a seat at the table and genuinely believe that they are doing meaningful work. We believe that employees with diverse experiences and viewpoints bring value to our Company, especially when coupled with a strong culture of trust in which competing ideas are not only allowed but encouraged to emerge. We strongly believe that this type of environment drives discretionary effort, morale, creativity, initiative and retention—and, in turn, long-term competitive advantage and value creation. Within the framework of our Good Thinking® culture, we operate as One Team and strive to enrich the lives of our customers and consumers by delivering innovative solutions that improve everyday living, all while having a positive, lasting impact on our people and the communities in which we operate.

We are committed to achieving the highest standards of legal and ethical conduct, including by protecting the human rights and fair treatment of our employees. Our policies and programs—including our Code of Corporate Conduct and other compliance policies, our employment-related policies, and our Human Rights Policy—are designed to support this effort.

As of December 31, 2024, we employed approximately 700 employees in six countries—Canada, China, Ireland, Mexico, Germany and the United States, of which approximately 97% were full time and the remaining were part time. Approximately 2% of our workforce is covered by collective bargaining agreements, all of whom are based in Canada. There are approximately 500 employees in the United States with about half of those based at our headquarters in Richmond, Virginia, which is home to our product design, development and marketing teams as well as our state-of-the-art test kitchen and UL-certified test laboratory. Most of the remaining employees in the United States support the operation of our Byhalia, Mississippi distribution centers. We consider employee relations to be good.

Occupational Health and Safety

One of our top priorities is protecting the health and safety of our workforce. We are committed to maintaining a safe work environment and operating in a safe, secure and responsible manner. We require all our personnel to perform their work in a manner that complies with legal requirements protecting the safety and health of all persons from unreasonable risks. In addition to maintaining property and equipment in safe operating conditions, our occupational health and safety framework includes certain safety training programs and safety-related processes and procedures as we strive to ensure the health and safety of our workforce. Employees are encouraged to initiate safety improvements, participate in safety committees, and always reinforce safe behaviors.

Talent Acquisition, Development and Retention

The long-term success and growth of our business depend in large part on our ability to execute an effective talent strategy that attracts, engages and grows a highly talented and committed workforce capable of enabling and leading our performance. To meet our talent objectives, we utilize key strategies and processes related to recruitment while we remain focused on continuing to strengthen our onboarding and ongoing learning development. We monitor market compensation and benefits to be able to attract, retain and promote employees and reduce turnover and our associated costs. Through our total rewards programs, we strive to offer competitive compensation, benefits and services to our full-time employees including, incentive plans, recognition plans, defined contribution plans, healthcare benefits, tax-advantaged spending accounts, employee assistance programs and other programs such as sick leave, paid vacation and holidays.

We are a learning organization committed to the goal of continuous improvement and the development of our workforce. To empower our employees to reach their full potential, we offer certain training, learning experiences and resources, such as “Hamilton Beach University”—an ongoing, cross-functional learning program designed not only to help employees learn about our Company, our products and our industry but also to stay abreast of emerging trends and to develop job-specific skills.

Inclusion

As an equal opportunity employer, we make decisions without regard to race, color, religion, creed, gender, sexual orientation, gender identity, marital status, national origin, age, veteran status, disability, or any other protected class. We strive to cultivate diversity of perspective in our workforce and believe teammates with diverse experiences and viewpoints bring value to our organization and improve our Good Thinking® and, in turn, our decision-making. We strive to create a workplace in which employee differences are embraced and competing perspectives are encouraged to emerge, allowing robust collaboration and teamwork to drive better decision making and more favorable results for all stakeholders. All employees participate in training intended to enhance our awareness of the benefits of an inclusive workforce, to encourage more meaningful collaboration, and to strengthen team effectiveness.

Consumer Health & Safety

The strength of our brands depends on the trust that we earn from our consumers and, if we are to enrich consumers’ lives with Good Thinking®, our products must be known to be safe. For example, materials and component parts that contact food must be non-toxic and free of heavy metals and, because our products are primarily electrical appliances, the plastics used in them must satisfy very strict flammability, impact and material strength requirements.

We have deep expertise in our products, consumer use of our products, and potential consumer misuse. We develop, test and refine the design of each of our products. We research usage patterns and conduct multiple design and safety reviews. As a result, our detailed specifications meet and often exceed applicable safety standards such as those of Underwriters Laboratories, the Canadian Standards Association and the International Electrotechnical Commission.

We also carefully select our manufacturing partners, developing long-term relationships with organizations committed to our rigorous standards. All products must meet our detailed specifications and performance standards, and we actively monitor supplier performance on an ongoing basis. For example, we generally require our suppliers to submit weekly quality data, which results in feedback through formal corrective action requests. This prompt feedback drives the elimination of defects at the source and improves product quality, which is critical to safety.

Our suppliers must perform inspections of incoming component parts and raw materials, in-process quality control inspections along each assembly line, and end-of-line audits on a specified portion of product that has passed in-process inspections. With approximately 70 employees based in China dedicated to quality assurance, we routinely conduct supplier quality audits, manufacturing process audits, social accountability audits, and U.S. Customs Trade Partnership Against Terrorism audits. Additionally, we perform pre-shipment inspections on every shipment from a supplier, and we routinely audit product after arrival in our distribution centers.

Engagement with Local Communities

We recognize the interdependency among our business and the health of the communities in which we operate. We strive to be a responsible corporate citizen by supporting our local communities and helping them remain safe, healthy and resilient—which we think is not only the right thing to do but also in the long-term best interests of our stockholders.

We are proud of our contributions to the communities where we live and work. We have a focused and active charitable contributions program in which we seek to support not-for profit organizations in our communities, including by providing an employee matching gift program of up to $5,000 per employee per year. We also offer our employees one paid day off per year to volunteer. We are pleased that many of our employees are active in our communities, volunteering or otherwise contributing their time, energy and resources. We encourage this strong engagement and believe that it strengthens our Company, our people and our communities. We also participate in other charitable initiatives, including product donations and programs to enhance employee engagement with charitable organizations. For example, since 2018 we regularly have donated sets of small kitchen appliances to the new owners of homes built by Habitat for Humanity in the communities surrounding Richmond, Virginia, the location of our headquarters office.

Supply Chain Management

We are committed to achieving the highest standards of ethical and legal conduct for our Company and our business partners. We purchase substantially all our finished products from suppliers outside the United States, which we evaluate and select carefully based on a number of important factors, including high quality standards, compliance with law, and compliance with prevailing international standards regarding fair competition and human rights. Our supplier agreements require suppliers to comply with our Supplier Code of Conduct, which subjects the suppliers to audit and imposes rigorous requirements regarding human rights and the treatment of workers. These requirements set standards regarding topics such as environmental compliance, conflict minerals, anti-discrimination, compensation and benefits, working hours, working conditions, and worker health and safety, and include zero tolerance provisions relating to child labor, forced labor, harassment, abuse, and compliance with importation laws.

Code of Conduct
We have adopted a Code of Corporate Conduct that applies to all of our directors and employees and is designed to provide guidance on how to behave legally and ethically while performing work for the Company. We also have adopted Corporate Governance Guidelines that provide a framework for the conduct of our Board. The Code of Corporate Conduct, the Corporate Governance Guidelines and our Independence Standards for Directors are available free of charge on our website at www.hamiltonbeachbrands.com/investors/corporate-governance.
All of our directors and senior management employees annually complete certifications with respect to their compliance with our Code of Corporate Conduct.
Hedging and Trading Policies
The Company prohibits directors, officers and certain designated employees from purchasing financial instruments, including pre-paid
variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any change in the market value of equity securities granted by the Company as part of his or her compensation or held, directly or indirectly, by the officer, director or employee. The Company, however, does not prohibit employees who are not officers or designated employees from engaging in such transactions.
Shares of Class A Common that are issued to directors and certain senior management employees of the Company for compensatory purposes generally are subject to transfer restrictions beginning on the last day of the applicable performance period. During this time frame, the shares may not be transferred (subject to certain exceptions), hedged or pledged. Directors and the most senior management employees of the Company are required to hold their shares for 10 years while less senior management employees of the Company are required to hold shares for periods of either three years or five years. The Company has a policy that prohibits directors, officers and certain designated employees from pledging shares of non-restricted
Class A Common or Class B Common without the Company’s consent.
We have adopted an insider trading policy and procedures applicable to our officers, directors, and employees, and have implemented processes for the Company, that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the NYSE listing standards. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the year ended December 31, 2024, filed by the Company with the SEC.
Review and Approval of Related-Person Transactions
Alfred M. Rankin, Jr. is the brother of Thomas T. Rankin, the father of Clara R. Williams, and the father-in-law
of J.C. Butler, Jr., each of whom is a director. As indicated herein on the Director Compensation Table, Mr. Thomas Rankin received $180,861, Ms. Williams received $191,825 and Mr. Butler received $193,208 in total compensation from the Company for their service as directors in 2024. Mr. Alfred M. Rankin, Jr. received $773,850 in total compensation from the Company for his service as a director and for services rendered pursuant to the consulting agreement between Mr. Rankin and the Company which had been approved by the Audit Review Committee for 2024. For 2025, the Audit Review Committee approved the renewal of the consulting agreement with Mr. Rankin. The Director Compensation Table in Part II contains details about these arrangements.
The Audit Review Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest in such transactions. Our Legal Department is primarily responsible for the processes and controls to obtain information from the directors and executive officers with respect to related person transactions in order to enable the Audit Review Committee to determine whether the related person has a direct or indirect material interest in the transaction. In the course of its review, the Audit Review Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Review Committee deems appropriate.
Based on this review, the Audit Review Committee will determine whether to approve any such related-person transaction. The Audit Review Committee will not approve any such related-person transaction if it determines that such related-person transaction is inconsistent with the interests of the Company and its stockholders.
Any member of the Audit Review Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote with respect to the approval or ratification of the transaction. Such director, however, may be counted in determining the presence of a quorum at a meeting of the Audit Review Committee that considers the transaction.
Communications with Directors
Our stockholders and other interested parties may communicate with our Board as a group, with the non-management
directors as a group, or with any individual director by sending written communications to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. Complaints regarding accounting, internal accounting controls or auditing matters will be forwarded directly to the Chairman of the Audit Review Committee. All other communications will be provided to the individual director(s) or group of directors to whom they are addressed. Copies of all communications will be provided to all other directors; however, any communications that are considered improper for submission will not be provided to the directors. Examples of communications that would be considered improper include, without limitation, customer complaints, solicitations, communications that do not relate, directly or indirectly, to our business, or communications that relate to improper or irrelevant topics.
Report of the Audit Review Committee
The Audit Review Committee oversees our financial reporting process on behalf of the Board. The Audit Review Committee is comprised solely of independent directors as defined by the SEC and described in the listing standards of the NYSE. The Audit Review Committee’s responsibilities are listed above in the section entitled “Description of Committees” and its charter is available at www.hamiltonbeachbrands.com/investors/corporate-governance. In fulfilling its oversight responsibilities, the Audit Review Committee reviewed and discussed with Company management the audited financial statements contained in our Annual Report.
The Audit Review Committee reviewed with EY, our independent auditor, which is responsible for expressing an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles (“GAAP”), its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Review Committee by the applicable requirements of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the SEC. In addition, the Audit Review Committee has discussed with EY the firm’s independence from Company management and the Company, including the matters in the letter from EY required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit
services with EY’s independence. The Audit Review Committee also reviewed and discussed with management and EY the Company’s audited financial statements for the year ended December 31, 2024, the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and EY’s audit of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Review Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed by the Company with the SEC.

MICHAEL S. MILLER, Chairman

MARK R. BELGYA	PAUL D. FURLOW	JOHN P. JUMPER
DENNIS W. LABARRE	JAMES A. RATNER

PART II - PROPOSALS TO BE VOTED ON AT THE 2025 ANNUAL MEETING

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Nominee Information

Our Board currently consists of thirteen members. The directors will hold office from election until the next annual meeting or until their successors are elected (or, if applicable, until their death, resignation, or removal). All of the nominees presently serve as our directors and were elected at our 2024 annual meeting of stockholders, with the exception of R. Scott Tidey, April L. Lane and Bela S. Mehta. Mr. Tidey was appointed by the Board as a director in connection with his appointment as Chief Executive Officer of the Company, effective October 1, 2024. Ms. Lane was recommended to our NCG Committee for appointment to the Board by an executive search firm that was retained by the NCG Committee, and was subsequently recommended by the NCG Committee to the Board. Ms. Lane was appointed by the Board as a director, effective November 20, 2024. Ms. Mehta was recommended to our NCG Committee for appointment to the Board by Mr. Furlow and Ms. Williams, and was subsequently recommended by the NCG Committee to the Board. Ms. Mehta was appointed by the Board as a director, effective November 20, 2024. On March 18, 2025, John P. Jumper, a director since 2017, informed the Board that he will not stand for re-election as a director of the Company at the Annual Meeting. In connection with Mr. Jumper’s decision to not stand for re-election the Board decreased the size of the Board to twelve members effective as of the Annual Meeting. During his tenure on the Board, Mr. Jumper has provided invaluable leadership. Mr. Jumper’s industry insights and experience in senior positions with multiple public companies has been vital to the Company’s success. We take this opportunity to thank Mr. Jumper for his many years of service, dedication and leadership and wish him continued success in the future.

It is intended that shares represented by proxies in the enclosed form will be voted for the election of the nominees listed below unless contrary instructions are received. We have no reason to believe that any of the nominees will be unable to serve, if elected. If, however, an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, shares represented by proxies will be voted for such other person as the proxy holders may select.

The disclosure below provides biographical information about each director nominee. The disclosure presented is based upon information each director has given us about his or her age, all positions held, principal occupation and business experience for the past five years, and the names of other publicly held companies for which the nominee currently serves as director or has served as director during the past five years. We also highlighted certain notable qualifications and skills that led our Board to conclude that each should serve as a director. We believe that the nomination of each of our director nominees is in the best long-term interests of our stockholders, as each individual possesses the highest personal and professional ethics, integrity and values, and has the judgment, skill, independence and experience required to serve as a member of our Board. Each current director has also demonstrated a strong commitment of service to the Company.

Mark R. Belgya: Age 64; Director Since 2017

Retired Vice Chair and Chief Financial Officer of The J. M. Smucker Company (food and beverage products manufacturer) since September 2020. From prior to 2020 to present, Director of the Fossil Group, Inc.

As Vice Chair and Chief Financial Officer of The J. M. Smucker Company, Mr. Belgya was responsible for oversight of the Finance, Internal Audit, Investor Relations, Information Services, Corporate Operations and Supply Chain functions. As a result of his 35 years of experience with The J. M. Smucker Company, Mr. Belgya brings to our Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly traded corporation.

J.C. Butler, Jr.: Age 64; Director Since 2017

President and Chief Executive Officer of NACCO Industries, Inc. (“NACCO”) (a mining and natural resources company) since prior to 2020. President and Chief Executive Officer of NACCO Natural Resources Corporation (a wholly owned subsidiary of NACCO) since prior to 2020. Director of Hyster-Yale, Inc. (“Hyster-Yale”) since prior to 2020 and of NACCO since prior to 2020. Serves on the board of the National Mining Association and is a member of the Management Committee of the Lignite Energy Council.

With over 20 years of service as a member of management at NACCO while we were its wholly owned subsidiary, Mr. Butler has extensive knowledge of our operations and strategies.

Paul D. Furlow: Age 55; Director Since 2019

Co-Founder/Co-President of Dixon Midland Company (an alternative investment firm) since prior to 2020.

With over 20 years of experience as the Co-President of a private equity investment firm and member of the Boards of Directors of several of the companies in which his firm holds investments, Mr. Furlow brings to the Board the unique perspective of a professional investor. In addition, Mr. Furlow’s experience as Co-President of an industrial lighting manufacturing company allows him to provide valuable insight to the Board on matters related to operations and strategic planning.

Dennis W. LaBarre: Age 82; Director Since 2017

Retired Partner of Jones Day (a law firm). From prior to 2020 to present, Director of Hyster-Yale. From prior to 2020 to present, Director of NACCO.

Mr. LaBarre is a lawyer with broad experience counseling boards and senior management of publicly traded and private corporations regarding corporate governance, compliance and other domestic and international business and transactional issues. In addition, he was a member of senior management of a major international law firm for more than 30 years. These experiences enable him to provide our Board with an expansive view of the legal and business issues pertinent to the Company, which is further enhanced by his extensive knowledge of us as a result of his many years of service on the NACCO Board and through his involvement with its committees.

April L. Lane: Age 44; Director Since 2024

Chief Merchandising Officer of Thrive Market (an online grocer) since April 2024. Chief E-Commerce Officer of Hearst Corporation (a media company) from February 2022 to April 2024. General Manager/Director, Sports and Outdoors at Amazon.com, Inc. (“Amazon”) (an e-commerce company) from June 2020 to January 2022. Director of Marketing and Product Management, Physical Stores at Amazon from prior to 2020 to June 2020.

Ms. Lane brings to the Board strong consumer products and strategy experience, including extensive experience in leading large e-commerce businesses. Ms. Lane’s experience allows her to provide valuable insight to the Board, including on matters related to our e-commerce and marketing strategy.

Bela S. Mehta: Age 53; Director Since 2024

Managing Partner of CITG Capital Partners (a private investment group) since prior to 2020.

With over 20 years of experience as the Managing Partner of a private investment group, Ms. Mehta brings to the Board deep financial, operating and strategy experience.

Michael S. Miller: Age 73; Director Since 2017

Retired Managing Director of The Vanguard Group (“Vanguard”) (a registered investment advisor). From prior to 2020 through 2022, Director of Vanguard’s Irish-domiciled funds and management company. From prior to 2020 to present, Director of NACCO. From March 2021 to present, Board Trustee of Vanguard Charitable.

Mr. Miller’s qualifications to serve on our Board include his experience in senior management of a major financial services and investment management company, his experience as a partner of a major law firm, and his service on the boards of many academic and civic institutions. Mr. Miller provides our Board with financial, legal, compliance/risk management and strategic planning expertise gained through his careers in finance and law and his service on the audit committees of Vanguard’s Irish-domiciled funds and management company and, prior to his retirement, various audit committees of Vanguard’s affiliated companies.

Alfred M. Rankin, Jr.: Age 83; Director Since 2017

Non-Executive Chairman of the Company and its principal subsidiary, Hamilton Beach Brands, Inc. from prior to 2020 to present. Prior to 2020, Executive Chairman of the Company. From May 2023 to present, Executive Chairman of the Board of Directors of Hyster-Yale and Chairman of Hyster-Yale Materials Handling, Inc. From February 2021 to May 2023, Chairman and Chief Executive Officer of Hyster-Yale. From prior to 2020 to February 2021, Chairman, President and Chief Executive Officer of Hyster-Yale. From prior to 2020 to present, Non-Executive Chairman of NACCO and Non-Executive Chairman of NACCO’s principal subsidiary, NACCO Natural Resources Corporation. Prior to 2020, Chairman, President and Chief Executive Officer of NACCO.

In over 50 years of service as a Director of NACCO, our former parent company, and as a Senior Manager at NACCO, Mr. A. Rankin has amassed extensive knowledge of all of our strategies and operations. In addition to his extensive knowledge of the Company, he also brings to our Board unique insights resulting from his service on the boards of other publicly traded corporations and the Federal Reserve Bank of Cleveland. Mr. A. Rankin is also the grandson of the founder of NACCO and additionally brings the perspective of a long-term stockholder to our Board.

Thomas T. Rankin: Age 78; Director Since 2017

Retired Owner and President of Cross Country Marketing (a private food brokerage firm). Mr. T. Rankin has also served, in recent years, as a Director of our principal subsidiary, Hamilton Beach Brands, Inc.

Mr. T. Rankin is the grandson of the founder of NACCO Industries and brings the perspective of a long-term stockholder to our Board.

James A. Ratner: Age 80; Director Since 2017

Partner of RMS Investment Group, LLC (a real estate investment company). Prior to 2020, Non-Executive Chairman of Forest City Realty Trust, Inc. and Executive Vice President of Forest City Realty Trust, Inc.

Mr. Ratner’s experience as Chairman and in senior management of a major publicly traded company provides our Board with valuable insight into corporate governance and strategy.

R. Scott Tidey: Age 60; Director Since 2024

Director, President and Chief Executive Officer of the Company and its principal subsidiary, Hamilton Beach Brands, Inc., since October 2024. President of the Company and Hamilton Beach Brands, Inc. from February 2024 to September 2024. Senior Vice President, Global Sales of the Hamilton Beach Brands, Inc. from January 2023 to February 2024. Senior Vice President, Consumer Sales and Marketing of Hamilton Beach Brands, Inc. from March 2021 to January 2023. Senior Vice President, North America Sales and Marketing of Hamilton Beach Brands, Inc. from prior to 2020 to March 2021.

With over 15 years of service in senior management of the Company and its principal operating subsidiary, including as the President and Chief Executive Officer, Mr. Tidey has extensive knowledge of the operations and strategies of our businesses and our industry.

Clara R. Williams: Age 54; Director Since 2020

Founder and Chief Executive Officer of the Clara Williams Company (a jewelry design, manufacturing, marketing, and distribution company) since 2002. Director of the Company’s principal subsidiary, Hamilton Beach Brands, Inc., from prior to 2020 to present.

Prior to founding the Clara Williams Company, Ms. Williams held senior level positions in sales, marketing and business development with several large technology companies. Ms. Williams has considerable knowledge of our operations and strategies as a result of her service as a director of the Company’s principal subsidiary. As a graduate of Harvard Business School, Ms. Williams’ extensive business experience allows her to provide our Board with valuable insight on matters related to our marketing, sales and operations strategies.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE

DIRECTOR NOMINEES PRESENTED IN PROPOSAL 1.

Director Compensation

The following table sets forth all compensation each director received for their 2024 service as a director of the Company and as a director of our principal subsidiary, other than R. Scott Tidey and Gregory H. Trepp. In addition to serving as directors during a portion of 2024, Mr. Tidey and Mr. Trepp also served as executive officers of the Company. Mr. Tidey and Mr. Trepp did not receive any compensation for service as a director. Their compensation for service as an executive officer is shown on the Summary Compensation Table.

DIRECTOR COMPENSATION

For Fiscal Year Ended December 31, 2024

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mark R. Belgya	$83,038	$111,728	$4,095	$198,861
J.C. Butler, Jr.	$75,038	$111,728	$6,442	$193,208
Paul D. Furlow	$83,038	$111,728	$9,095	$203,861
John P. Jumper	$83,038	$111,728	$6,442	$201,208
Dennis W. LaBarre	$108,038	$111,728	$9,095	$228,861
April L. Lane (4)	$8,000	$9,012	$—	$17,011
Bela S. Mehta (4)	$8,000	$9,012	$—	$17,011
Michael S. Miller	$103,038	$111,728	$6,442	$221,208
Alfred M. Rankin, Jr. (5)	$120,027	$152,381	$501,442	$773,850
Thomas T. Rankin	$65,038	$111,728	$4,095	$180,861
James A. Ratner	$98,038	$111,728	$9,095	$218,861
Clara R. Williams	$70,038	$111,728	$10,059	$191,825

(1)

Amounts in this column reflect the annual retainers and other fees earned by the directors in 2024 and paid in cash. They also include payment for fractional shares of Class A Common that were paid under the Hamilton Beach Brands Holding Company Non-Employee Directors’ Equity Compensation Plan, referred to as the “Non-Employee Directors Plan,” described below.

(2)

Under the Non-Employee Directors Plan, the directors are required to receive a portion of their annual retainer in shares of Class A Common (the “Mandatory Shares”). They are also permitted to elect to receive all or part of the remainder of the retainers in the form of shares of Class A Common (the “Voluntary Shares”). Amounts in this column reflect the aggregate grant date fair value of the Mandatory Shares that were granted to directors under the Non-Employee Directors Plan, determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “FASB ASC Topic 718.” No Voluntary Shares were granted to directors for 2024. See Note 1 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 for more information regarding the accounting treatment for our equity awards. All Mandatory Shares and Voluntary Shares are immediately vested when granted. Therefore, no equity awards remained outstanding at the end of the fiscal year ended December 31, 2024.

(3)

The amount listed includes: (a) with the exception of Ms. Lane and Ms. Mehta, Company-paid life insurance premiums; (b) with the exception of Ms. Lane and Ms. Mehta, Company-paid premiums for accidental death and dismemberment insurance for the director and his or her spouse; and (c) with the exception of Mr. Butler, Mr. Jumper, Ms. Lane, Ms. Mehta, Mr. Miller and Mr. Alfred Rankin, personal excess liability insurance for the directors and immediate family members. The amount listed also includes charitable contributions made in our name on behalf of the director and the director’s spouse under our matching charitable gift program in the amount of $5,000 for each director (other than Mr. Belgya, Ms. Lane, Ms. Mehta, Mr. Alfred Rankin, and Mr. Thomas Rankin). The amount listed for Mr. Alfred M. Rankin, Jr. includes $500,000 for compensation received pursuant to his consulting arrangement with the Company as described in Note (5) below.

(4)	Ms. Lane and Ms. Mehta were appointed to the Board effective November 20, 2024.

(5)

Mr. Alfred M. Rankin, Jr. retired from his position as the Executive Chairman of the Company effective December 31, 2018 and became the Non-Executive Chairman of the Board effective January 1, 2019. Mr. Rankin and the Company entered into a consulting agreement pursuant to which Mr. Rankin receives a monthly consulting fee of $41,666.67. The consulting agreement is a one-year agreement that began on January 1, 2019 and automatically renews for successive one-year periods unless either party provides written notice of the non-renewal at least thirty days prior to the expiration of the then current term. This agreement renewed on January 1, 2024 and last renewed on January 1, 2025. Our Audit Review Committee and Compensation and Human Capital Committee formally reviewed Mr. Rankin’s consulting agreement and the services provided thereunder and approved the renewal of the consulting agreement for 2024 and 2025.

Additional Information Relating to the Director Compensation Table

The compensation program for non-employee directors is established by the Compensation and Human Capital Committee based on recommendations made by Korn Ferry, an independent compensation consultant. Korn Ferry performs an in-depth evaluation of our director compensation program on a triennial basis, which evaluation last occurred in August 2023, and performs interim reviews annually. Korn Ferry utilizes the National Association of Corporate Directors’ survey of director compensation, which survey contains data for 1,400 companies in 24 industries and focuses on small companies with $500 million to $1 billion in annual revenues.

In connection with its review of our director compensation program, Korn Ferry also reviews the compensation structure for our Non-Executive Chairman, which includes an annual retainer of $250,000 to serve as the Non-Executive Chairman and $500,000 for consulting services that are in addition to the responsibilities of Non-Executive Chairman of the Board. Mr. Rankin has extensive executive management experience, including long-tenured service as a public company CEO, and provides valuable advice and insight regarding the Company’s development and implementation of its strategic priorities and risk management programs. Based on Korn Ferry’s most recent review of Mr. Rankin’s total compensation, the Compensation and Human Capital Committee has determined that Mr. Rankin’s compensation is reasonable for his duties and responsibilities and the services he provides and, therefore, made no change for 2024.

Under the 2024 non-employee director compensation program, each non-employee director, except the Non-Executive Chairman of the Board, was entitled to receive the following compensation in 2024 for service on our Board and on our subsidiaries’ boards of directors:

Type of Compensation	Amount
Annual Board Retainer:	$175,000 ($110,000 of which is required to be paid in transfer-restricted shares of Class A Common)

Annual Committee Retainer:	$8,000 Audit Review Committee member; $5,000 for members of the other Board Committees except the Executive Committee; $0 for the Executive Committee

Committee Chairman Retainer:	$20,000 Audit Review Committee Chairman; $15,000 Compensation and Human Capital Committee Chairman; $10,000 for Chairman of other Board Committees except the Executive Committee; $0 for the Executive Committee Chairman

Annual Retainer for Service on a Subsidiary Board of Directors:	$20,000 ($0 for directors who also serve as a director of the Company)

As the Non-Executive Chairman of the Board, Mr. Alfred M. Rankin, Jr. was entitled to receive an annual retainer of $250,000 ($150,000 of which is required to be paid in transfer-restricted shares of Class A Common). Mr. Rankin was also entitled to receive $5,000 per committee for his service on the Charitable Contributions Committee and the Planning Advisory Committee, and $10,000 for his service as Chair of the Planning Advisory Committee.

The retainers for all of the directors are paid quarterly in arrears. No meeting fees are paid, but each director is also reimbursed for expenses incurred as a result of attendance at meetings.

Under the Non-Employee Directors Plan, each non-employee director receives shares of Class A Common that are subject to restrictions generally prohibiting transfer of such shares for a period of 10 years, with any fractional shares paid in cash. The number of shares of Class A Common issued to a director is determined by the following formula: the dollar value of the quarterly installment of the portion of the retainer that is required to be paid in transfer-restricted shares of Class A Common divided by the average closing price of shares of Class A Common on the NYSE at the end of each week during such quarter.

These shares are fully vested on the date of issue, and the director is entitled to all rights of a stockholder, including the right to vote and receive dividends. As mentioned, however, the directors are generally required to hold the shares for a period of up to 10 years from the last day of the calendar quarter for which the shares were earned and, during that ten-year holding period, the shares cannot be assigned, pledged, hypothecated or otherwise transferred except by will or by laws of descent and distribution, in the event of divorce pursuant to a qualified domestic relations order or to a trust or partnership for the benefit of the director or his or her spouse, children or grandchildren. The transfer restrictions lapse earlier in the event of:

•	death, cessation of service due to permanent disability or five years from the date the director is no longer on the Board;

•	the date that a director is both no longer a member of our Board and has reached age 70; or

•	at such other time as determined by the Board in its sole discretion.

In addition, each director may elect to receive Class A Common in lieu of cash for up to 100% of the balance of the retainer. These Voluntary Shares are not subject to the foregoing restrictions. Under the Non-Employee Directors Plan, no director may receive more than 30,000 shares of Class A Common in any calendar year. No Voluntary Shares were granted to directors for 2024.

Each director also receives (1) $50,000 in Company-paid life insurance; (2) Company-paid accidental death and dismemberment insurance for the director and spouse; (3) reimbursement of insurance premiums for personal excess liability insurance for specified directors; and (4) $5,000 in matching charitable contributions for participating directors.

PROPOSAL 2 - ADVISORY VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”), and Section 14A of the Exchange Act, we are asking our stockholders to cast a non-binding advisory vote on the Company’s Named Executive Officer (“NEO”) compensation, commonly referred to as a “say-on-pay” vote. The vote is not intended to address specific items of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

At our 2024 annual meeting, the compensation of our NEOs received approval from over 99% of the stockholder votes cast. We believe that this result demonstrates our stockholders’ endorsement of our Compensation and Human Capital Committee’s executive compensation decisions and policies.

We encourage stockholders to read the Executive Compensation Information section of this Proxy Statement, including the Compensation Discussion and compensation tables (and related narrative), for a more detailed discussion of our compensation programs and policies.

Action Requested

The Board asks stockholders to vote on the following advisory resolution:

“RESOLVED, THAT THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION, THE COMPENSATION TABLES AND RELATED NARRATIVE DISCUSSION IN THE COMPANY’S 2025 PROXY STATEMENT, IS HEREBY APPROVED.”

Nature and Frequency of Stockholder Vote

Although the say-on-pay vote is advisory and non-binding, the Board and its Compensation and Human Capital Committee value the views of our stockholders and expect to consider the voting results in connection with future compensation policies and decisions. The Board has determined that holding an annual advisory say-on-pay vote is appropriate for the Company at this time. While our compensation programs are designed to promote a long-term connection between pay and performance, our Board believes an annual vote allows stockholders to provide immediate and direct input on our executive compensation plans. We expect the next say-on-pay vote to be held at the 2026 annual meeting of stockholders.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2 TO

APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S NAMED EXECUTIVE

OFFICER COMPENSATION.

PROPOSAL 3 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025

The Audit Review Committee selected EY as the principal independent registered public accounting firm for the current fiscal year for us and our subsidiaries. The Audit Review Committee considered carefully EY’s performance and its independence with respect to the services to be performed. The Audit Review Committee is responsible for the audit fee negotiations associated with EY’s retention. In connection with the mandated rotation of the lead audit partner, the Audit Review Committee and its Chairman will continue to be directly involved in the selection of EY’s lead audit partner. The Audit Review Committee annually evaluates EY’s performance and determines whether to reengage the independent registered public accounting firm.

While we are not required to obtain stockholder ratification of the appointment of EY as our independent registered public accounting firm, our Board believes that stockholder ratification is a sound governance practice.

YOUR BOARD RECOMMENDS THAT YOU VOTE “FOR”

PROPOSAL 3 TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2025.

It is expected that EY representatives will attend the Annual Meeting and have an opportunity to make a statement, if desired. If in attendance, the representative will be available to answer appropriate questions.

If our stockholders fail to vote in favor of the appointment of EY, the Audit Review Committee will take such actions as it deems necessary. Even if the appointment of EY is ratified, the Audit Review Committee may select a different independent registered public accounting firm at any time during fiscal year 2025 if it determines such a change would be in the best interests of the Company and its stockholders.

Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Review Committee charter requires that all audit and permitted non-audit services provided by our independent registered public accounting firm must be pre-approved by our Audit Review Committee. These services may include audit services, audit-related services, tax services and, in limited circumstances, other services. For 2024, the Audit Review Committee authorized us to engage EY for specific audit, audit-related, and tax services up to specified fee levels.

Fee Information

Fees for professional services provided by our auditors in 2024 and 2023 are included in the table below:

	2024	2023
Audit Fees (1)	$1,652,702	$1,598,460
Audit-Related Fees (2)	142,805	243,114
Tax Fees (3)	371,306	3,776
All Other Fees	—	—
Total	$2,166,813	$1,845,350

(1)

“Audit Fees” principally include services rendered by EY for the audit of our annual financial statements and internal controls, the reviews of the interim financial statements included in our Forms 10-Q and services provided in connection with statutory audits, opening balance sheet procedures in connection with the acquisition of HealthBeacon PLC, and regulatory filings with the SEC.

(2)	“Audit-Related Fees” include assurance and related services rendered by EY for accounting advisory matters, including due diligence services in connection with the acquisition of HealthBeacon PLC.

(3)	“Tax Fees” include tax consultation related services rendered by EY for certain routine tax matters.

PART III - EXECUTIVE COMPENSATION INFORMATION

Following are the material elements of our 2024 compensation objectives and policies, as they relate to the NEOs listed in the Summary Compensation Table. This discussion and analysis should be read in conjunction with all accompanying tables, footnotes, and text in the Proxy Statement.

The Company is a smaller reporting company under the SEC’s amended definition of “smaller reporting company.” Although this permits the Company to scale its compensation disclosures to reduced levels, we voluntarily choose to provide many of the compensation-related disclosures required for large public companies. The Company is disclosing compensation for four NEOs—(1) our former Chief Executive Officer, who served as principal executive officer for a portion of 2024, (2) our current Chief Executive Officer, who also served as principal executive officer for a portion of 2024, (3) one individual representing the group of up to two other most highly compensated executive officers at the end of the fiscal year, and (4) one individual who would have been one of the two other most highly compensated executive officers at the end of the fiscal year if he had remained an executive officer at the end of the fiscal year. These disclosures contain two years of compensation data in the Summary Compensation Table.

Summary of our Named Executive Officer Compensation Program

Our executive compensation program strongly ties the compensation of our NEOs to our short-term and long-term business objectives and to our stockholder interests. Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation, and defined contribution retirement benefits.

Pay for Performance

We align our executive compensation with corporate performance on both a short-term and long-term basis. In 2024, over 70% of the target compensation for each of R. Scott Tidey and Gregory H. Trepp, each of whom served as our President and Chief Executive Officer during portions of that year, was incentive-based and “at risk” and, as a group, over 50% of the target compensation for all of our other NEOs was incentive-based and “at risk.” See the Total Target Compensation table. In addition, the long-term awards for our NEOs were paid in the form of a combination of cash and shares of Class A Common, described in more detail below, that are subject to significant transfer restrictions (generally, 10 years). The value of these stock awards is at risk based on future Company performance and aligns the interests of our NEOs with those of our stockholders.

Additional information about our named executive officer compensation program:

What We Do	What We Do NOT Do
Equity compensation awards for NEOs generally must be held for 10 years (equity awards cannot be pledged, hedged, or transferred during this time)	We do not provide our NEOs with employment agreements

We provide limited change-in-control protections for all employees that (1) accelerate the time of payment of previously vested incentive benefits and non-qualified retirement benefits and (2) provide for pro-rata target incentive payments for the year of any change-in-control	We do not provide our NEOs with individual change-in-control agreements

We typically set our target compensation at the 50th percentile of our chosen compensation comparator group and deliver compensation above or below this level based on performance	We do not provide our NEOs with any minimum or guaranteed bonuses

We use an independent compensation consultant	We do not take into account our long-term awards when determining retirement benefits

We provide a modest level of perquisites to NEOs (paid in cash) that are determined based on market reasonableness	We do not have active defined benefit plans and only gave our NEOs credit for time worked under our frozen pension plan

Compensation Discussion

Executive Compensation Governance

The Compensation and Human Capital Committee establishes and oversees the administration of the policies, programs and procedures for compensating our NEOs. The members of the Compensation and Human Capital Committee consist solely of independent directors. The Compensation and Human Capital Committee’s responsibilities are listed in the Corporate Governance Information section, under the heading entitled “Description of Committees,” and its charter is available at http://www.hamiltonbeachbrands.com/investors/corporate-governance.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Human Capital Committee during 2024 were Mark R. Belgya, John P. Jumper, Dennis W. LaBarre, April L. Lane, Michael S. Miller and James A. Ratner. None of our executive officers serves (or has served) on the compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation and Human Capital Committee.

Named Executive Officers for 2024

The NEOs for 2024 are listed below:

Name	Titles
R. Scott Tidey	President and Chief Executive Officer
Sally M. Cunningham	Senior Vice President, Chief Financial Officer and Treasurer
Gregory H. Trepp	Former Chief Executive Officer
Lawrence K. Workman, Jr.	Former Senior Vice President, General Counsel and Secretary

Executive Transitions

R. Scott Tidey was appointed as President and Chief Executive Officer of the Company and as a member of the Board, effective October 1, 2024. Mr. Tidey previously served as Senior Vice President, Global Sales of Hamilton Beach Brands, Inc. until February 19, 2024, and as President of the Company from February 19, 2024 until September 30, 2024.

In connection with his retirement from the Company on December 31, 2024, Gregory H. Trepp resigned as Chief Executive Officer and as a member of the Board, effective September 30, 2024. Prior to his retirement, Mr. Trepp served as our President and Chief Executive Officer until February 19, 2024, and as our Chief Executive Officer from February 19, 2024 until September 30, 2024.

Lawrence K. Workman, Jr. was involuntarily terminated without cause from employment with the Company on November 21, 2024.

Compensation Consultant

The Compensation and Human Capital Committee receives assistance and advice from Korn Ferry, an internationally recognized compensation consulting firm. The Compensation and Human Capital Committee directly engaged Korn Ferry, and Korn Ferry reports to the Compensation and Human Capital Committee. Korn Ferry also provides advice to and discusses compensation issues directly with management.

Korn Ferry makes recommendations regarding substantially all aspects of compensation for our directors and senior management employees, including the NEOs. Korn Ferry, however, does not design the Company’s compensation programs. For 2024, Korn Ferry was engaged, in general, to make recommendations regarding:

•	Director compensation levels;

•	Salary midpoints, incentive compensation targets (calculated as a percentage of salary midpoint), and total target compensation for senior management positions;

•	Salary point levels, salary midpoints, and incentive targets for new senior management positions and/or changes to current senior management positions; and

•	Salary midpoints and/or range movement for all other employee positions.

All salary point recommendations are determined through consistent application of the Korn Ferry salary point methodology, which is a proprietary method that takes into account the know-how, problem solving and accountability requirements of the position.

A Korn Ferry representative attended one of the Compensation and Human Capital Committee meetings in 2024 and, during that meeting, consulted with the Compensation and Human Capital Committee in executive session without management present. Korn Ferry also provided limited non-executive compensation consulting services to the Company in 2024. The Compensation and Human Capital Committee assessed the independence of Korn Ferry and considered all relevant factors, including the six factors set forth in Rule 10C-1(b)(4)(i)-(vi)

under the Exchange Act, that could give rise to a potential conflict of interest with respect to Korn Ferry. Based on this review, we are not aware of any conflict of interest that has been raised by Korn Ferry’s services.

Korn Ferry’s General Industrials Survey — Salary Midpoint

For 2024, Korn Ferry used its proprietary General Industrials Survey as the basis for recommendations concerning total target compensation for our senior management employees, including the NEOs. The General Industrials Survey contains data from a broad group of domestic industrial organizations, ranging in size from approximately $500 million to $1 billion in annual revenue, which reflects the Company’s size. We did not select the entities that comprise this Survey group, and the component entities’ identities were not a material factor in this analysis.

The Compensation and Human Capital Committee chose this Survey as its comparative compensation information because it provides relevant information regarding compensation paid to employees with similar skill sets used in our industry and represents the talent pool from which we recruit. In addition, the use of a broad-based Survey reduces volatility and lessens the impact of cyclical upswings or downturns in any one industry that could otherwise skew the Survey results in any particular year. The Survey provides a competitive framework for recruiting employees from outside our industry.

Using its proprietary salary midpoint methodology, Korn Ferry compares positions of similar scope and complexity with the data contained in the General Industrials Survey. Korn Ferry then derives a median salary level for each salary point level targeted at the 50th percentile of the General Industrials Survey (the “salary midpoint”). The Compensation and Human Capital Committee typically sets target compensation levels at the salary midpoint determined by Korn Ferry because it believes the use of salary midpoints (1) helps ensure our compensation program provides sufficient compensation to attract and retain talented executives and (2) maintains internal pay equity, without overcompensating our employees. Because salary midpoints are based on each salary point level, all employees at a particular salary point level generally have the same salary midpoint. The salary midpoint provided by Korn Ferry then is used to calculate the total target compensation of senior management, including the NEOs.

Compensation Policy, Objectives, and Methodology

The guiding principle of our compensation program is the maintenance of a strong link among an employee’s compensation, individual performance and the performance of the Company or the subsidiary or business unit for which the employee performs services. The primary objectives of our program are to:

•	attract, retain, and motivate talented management;

•	reward management with competitive total compensation for achievement of specific corporate and individual goals;

•	make management long-term stakeholders in the Company;

•	help ensure management’s interests are closely aligned with those of our stockholders; and

•	maintain consistency in compensation.

The Compensation and Human Capital Committee establishes a comprehensively defined “total target compensation” amount for each senior management employee (including each NEO) following rigorous evaluation standards to maintain internal consistency. In this process, the Compensation and Human Capital Committee reviews documentation for the NEOs and other senior management employees that list each employee’s title, salary points, and the following information for the current year, as well as the proposal for the subsequent year:

•	salary midpoint, as determined by Korn Ferry from the General Industrials Survey;

•	cash in lieu of perquisites (if applicable);

•

short-term incentive target dollar amount (determined by multiplying the salary midpoint by a specified percentage of that midpoint, as determined by the Compensation and Human Capital Committee, with advice from Korn Ferry, for each salary grade);

•	long-term incentive target dollar amount (determined in the same manner as the short-term incentive target);

•	total target compensation, which is the sum of the foregoing amounts; and

•	base salary (a defined amount related to the salary midpoint).

In November 2023, the Compensation and Human Capital Committee reviewed compensation information for each NEO to decide whether to make changes to the 2024 compensation program. The Compensation and Human Capital Committee determined that the overall program was consistent with its compensation objectives and did not make any material changes for 2024.

The Compensation and Human Capital Committee views the various components of compensation as related but distinct. While the Compensation and Human Capital Committee determines the salary midpoint based on the information provided from the General Industrials Survey, it generally sets base salary levels between 80% and 120% of salary midpoint. The Compensation and Human Capital Committee also obtains the total target incentive compensation amounts from the General Industrials Survey but determines the mix of short-term and long-term incentives in its discretion, based on its decision regarding how best to motivate employees.

The following table sets forth each component of total target compensation in dollars and as a percentage of the target total compensation for each NEO, as recommended by Korn Ferry and approved by the Compensation and Human Capital Committee for 2024:

TOTAL TARGET COMPENSATION FOR 2024

Named Executive Officers	(A) Salary Midpoint ($)(%)		(B) Cash in Lieu of Perquisites ($)(%)(1)		(C) Short-Term Plan Target ($)(%)		(D) Long-Term Plan Target ($)(%)(2)		(A)+ (B)+(C)+(D) Target Total Compensation ($)
R. Scott Tidey (3)	$883,100	26.5%	$23,742	0.7%	$794,790	23.9%	$1,624,904	48.8%	$3,326,536
Sally M. Cunningham	$406,900	44.9%	$15,996	1.8%	$203,450	22.4%	$280,761	31.0%	$907,107
Gregory H. Trepp	$883,100	26.5%	$34,992	1.0%	$794,790	23.8%	$1,624,904	48.7%	$3,337,786
Lawrence K. Workman, Jr.	$406,900	44.9%	$15,996	1.8%	$203,450	22.4%	$280,761	31.0%	$907,107

(1)

NEOs are paid a fixed dollar amount of cash in lieu of perquisites. These amounts are paid ratably throughout the year. The dollar amounts provided to NEOs in 2024 reflect a defined perquisite allowance for each senior management employee based on salary point levels, pursuant to a triennial analysis performed by Korn Ferry in 2023 and approved by the Compensation and Human Capital Committee.

(2)

The amounts shown include a 15% increase from the Korn Ferry-recommended long-term incentive target award that the Compensation and Human Capital Committee applies to account for the immediately taxable nature of awards under the Hamilton Beach Brands Holding Company Executive Long-Term Equity Incentive Plan (“Long-Term Equity Plan”).

(3)

Mr. Tidey’s salary midpoint, Short-Term Plan target and Long-Term Equity Plan target were increased effective February 19, 2024, in connection with his promotion to President, and effective October 1, 2024, in connection with his promotion to Chief Executive Officer. The amounts shown above reflect the annualized post-October 1, 2024 amounts, but a blended amount was used to calculate Mr. Tidey’s actual payout amounts shown on the Summary Compensation Table. Mr. Tidey’s pre-promotion salary midpoint, Short-Term Plan target and Long-Term Equity Plan target (including the 15% increase) were $543,400, $298,870, and $468,683, respectively, from January 1, 2024 to February 18, 2024, and $679,000, $475,300, and $897,978, respectively, from February 19, 2024 to September 30, 2024.

Target total compensation is supplemented by health and welfare benefits and retirement benefits, which consist of both (1) the Hamilton Beach Brands, Inc. Employees’ Retirement Savings Plan (401(k)) (or “HBB 401(k)”), a tax-qualified defined contribution plan; and (2) the Hamilton Beach Brands, Inc. Excess Retirement Plan (“HBB Excess Plan”), a non-qualified defined contribution plan. Certain NEOs and other employees also earned frozen pension benefits under the Hamilton Beach Brands, Inc. Pension Plan (“HBB Pension Plan”). In addition, the Compensation and Human Capital Committee may award discretionary cash and equity bonuses to employees, including the NEOs.

Base Salary

The Compensation and Human Capital Committee sets annual base salaries intended to be competitive in the marketplace to recruit and retain talented senior management employees. Base salaries provide employees with a set amount of cash during the year with the expectation that they will perform their responsibilities to the best of their abilities and in accordance with our best interests.

For 2024, the Compensation and Human Capital Committee determined the base salary for NEOs by generally taking into account their individual performance for 2023 and the relationship of 2023 base salary to the new 2024 salary midpoint for the salary point level. Salaries generally are set between 80% and 120% of an employee’s salary midpoint. The Compensation and Human Capital Committee also took into account other relevant information, including:

•	general inflation, salary trends and economic forecasts provided by Korn Ferry;

•	general budget considerations and business forecasts provided by management; and

•	any extraordinary personal accomplishments or corporate events that occurred during 2023.

Employees with lower base salaries compared to their salary midpoint and/or superior performance have the potential for larger salary increases. Employees with higher base salaries compared to their salary midpoint and/or who have performed less effectively during the performance period have the potential for smaller or no salary increases.

The following table sets forth base salary for each NEO for 2024, including cash paid in lieu of perquisites:

BASE SALARY FOR 2024

Named Executive Officer	Salary Midpoint ($)	Base Salary ($) and as a Percentage of Salary Midpoint (%) (1)		Salary Increase (%) Compared to 2023 Base Salary (1)	Cash in Lieu of Perquisites ($)
R. Scott Tidey (2)	$883,100	$652,322	73.9%	25.1%	$23,742
Sally M. Cunningham	$406,900	$400,000	98.3%	11.1%	$15,996
Gregory H. Trepp	$883,100	$836,253	94.7%	3.4%	$34,992
Lawrence K. Workman, Jr. (3)	$406,900	$409,430	100.6%	9.8%	$15,996

(1)	For 2024, the Compensation and Human Capital Committee approved the base salary increases for the NEOs primarily to align their salaries more closely to the market for their respective roles.

(2)

Mr. Tidey’s salary midpoint and base salary were increased effective February 19, 2024, in connection with his promotion to President, and effective October 1, 2024, in connection with his promotion to Chief Executive Officer. The salary midpoint shown above is the 2024 annualized post-October 1, 2024 promotion amount, and the base salary shown above is the blended amount he actually received in 2024.

(3)

Mr. Workman ceased employment with the Company on November 21, 2024. All amounts shown in the above table are the annualized amounts for the entire year. Amounts Mr. Workman actually received for 2024 are shown in the Summary Compensation Table.

Incentive Compensation

One of the principles of our compensation program is that senior management employees, including NEOs, generally are compensated based on the performance of the Company and/or the business unit for which the employee performed services. In 2024, all of the NEOs participated in (1) the Hamilton Beach Brands, Inc. Annual Incentive Compensation Plan (“Short-Term Plan”) and (2) the Long-Term Equity Plan.

Overview. Our incentive compensation plans are designed to align the compensation interests of senior management with our short-term and long-term interests. As such, a significant portion of the NEOs’ compensation is linked directly to the attainment of specific financial and operating targets. The Compensation and Human Capital Committee believes a material percentage of NEOs’ compensation should be contingent on the performance of the Company and its subsidiaries. As illustrated on the Total Target Compensation table above, over 70% of each of Mr. Tidey’s and Mr. Trepp’s 2024 target compensation was variable or “at risk” and tied to Company performance and, as a group, over 50% of the other NEOs’ target compensation was tied to Company performance. For 2024, each of Mr. Tidey’s and Mr. Trepp’s incentive compensation payouts exceeded the sum of his fixed payments (base salary plus perquisites) for the year.

The performance criteria and target performance levels for the incentive plans are established within the Compensation and Human Capital Committee’s discretion, and generally are based on management’s recommendations as to the performance objectives of the Company or the particular business unit for the year. Three types of performance targets are used in the incentive plans:

•

Targets Based on Annual Operating Plans. Certain performance targets are based on forecasts contained in the 2024 annual operating plan (“AOP”). With respect to these targets, there is an expectation that these performance targets will be met during the year. If they are not, the participants will not receive all or a portion of the award that is based on these performance criteria. In 2024, the Compensation and Human Capital Committee set the financial performance targets under the Short-Term Plan against the 2024 AOP so that employees would receive an incentive payout if they achieved AOP results in the short-term. The entry level and maximum payment limits under the Short-Term Plan, however, were set so that employees would not be over-compensated simply for meeting AOP goals.

•

Targets Based on Long-Term Goals. Other performance targets are not based on the 2024 AOP. Rather, they are based on long-term goals established by the Compensation and Human Capital Committee. Because these targets are not based on the AOP, it is possible in any given year that the level of actual performance may be above or below the specified performance target for that year. The performance targets under the Long-Term Equity Plan are examples of targets that are based on long-term corporate objectives. These targets represent performance that the Compensation and Human Capital Committee believes the Company should deliver over the long-term, not the performance that is expected in the current year or the near term.

•

ROTCE Over-Ride. The Compensation and Human Capital Committee approved an adjusted Return on Total Capital Employed (“ROTCE”) “over-ride” feature for each incentive plan for 2024. This feature provides for a reduction in the payouts otherwise determined under the pre-established performance targets under the incentive plans unless a separate adjusted ROTCE target is achieved.

Each NEO is eligible to receive a short-term incentive award and a long-term incentive award based on a target incentive amount that is equal to a percentage of the NEO’s salary midpoint. The final payout, however, may be higher or lower than the target amount, depending on actual Company performance.

Incentive Compensation Tables. The following factors should be considered when reviewing the incentive compensation tables:

•

The Compensation and Human Capital Committee considered the factors described in the Overview above to set the performance criteria and target performance levels for the 2024 incentive compensation awards. The particular performance criteria for 2024 were chosen because they were believed to have a positive correlation with long-term stockholder returns.

•

For 2024, the maximum awards under the Short-Term Plan could not exceed 150% of the target award level (or $2,500,000 per participant per year). The dollar-denominated awards under the Long-Term Equity Plan could not exceed 150% of the target award level (or the greater of $12,000,000 and the fair market value of 500,000 shares of Class A Common, determined at the time of payment, per participant per year).

•

The achievement percentages are based on the formulas contained in underlying performance guidelines adopted annually by the Compensation and Human Capital Committee. The formulas do not provide for straight-line extrapolation of the performance target to the maximum payment target.

•

Target awards for each executive are equal to a specified percentage of the executive’s 2024 salary midpoint, based on the number of salary points assigned to the position and the appropriate level of incentive compensation targets recommended by Korn Ferry and adopted by the Compensation and Human Capital Committee at that level. The Compensation and Human Capital Committee then increases the target award amounts under the Long-Term Equity Plan by 15% to account for the immediately taxable nature of the award.

•

The plans have a one-year performance period. Final awards are determined after year-end by comparing actual performance to the Compensation and Human Capital Committee’s pre-established performance targets.

•

The Compensation and Human Capital Committee, in its discretion, may decrease or eliminate awards. The Compensation and Human Capital Committee, in its discretion, also may increase awards and approve the payment of awards where business unit performance otherwise would not meet the minimum criteria set for payment of awards. As a result, these awards incentivize performance during the year, but are potentially subject to substantial payout discretion in certain years. No such discretion was implemented for 2024.

•

Short-Term Plan awards are paid annually in cash. Long-Term Equity Plan awards are paid annually in a combination of cash and transfer-restricted shares of Class A Common. Shares issued to NEOs under the Long-Term Equity Plan are subject to a ten-year holding period to provide an incentive over the ten-year period to increase the value of the Company, which in turn increases the value of the stock awards.

•	All awards are fully vested when issued.

Short-Term Incentive Compensation

Depending on the NEO’s position, the Short-Term Plan was designed to provide target short-term incentive compensation from 50% to 90% of each NEO’s 2024 salary midpoint. The following table shows the short-term target awards and payouts approved by the Compensation and Human Capital Committee for each NEO for 2024:

TARGET SHORT-TERM COMPENSATION FOR 2024

Named Executive Officer	(A) 2024 Salary Midpoint	(B) Short- Term Plan Target as a % of Salary Midpoint	(C) = (A) x (B) Short-Term Plan Target ($)	(D) Short- Term Plan Payout as % of Target (%)	(E)= (C) x (D) Short-Term Plan Payout ($)
R. Scott Tidey (1)	$883,100	90%	$794,790	121.1%	$962,491
Sally M. Cunningham	$406,900	50%	$203,450	121.1%	$246,378
Gregory H. Trepp	$883,100	90%	$794,790	121.1%	$962,491
Lawrence K. Workman, Jr. (2)	$406,900	50%	$203,450	—	—

(1)

Mr. Tidey’s salary midpoint and Short-Term Plan target were increased effective February 19, 2024, in connection with his promotion to President, and effective October 1, 2024, in connection with his promotion to Chief Executive Officer. The amounts shown above reflect the annualized post-October 1, 2024 promotion amounts, but a blended amount was used to calculate Mr. Tidey’s actual payout amount shown on the Summary Compensation Table.

(2)	Mr. Workman ceased employment with the Company on November 21, 2024, and was not eligible for a 2024 award payout under the Short-Term Plan.

The following table shows the performance criteria established by the Compensation and Human Capital Committee to determine the final incentive compensation payments for 2024 under the Short-Term Plan:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted ROTCE (1)	30%	16.8%	22.0%	143.3%	43.0%
Adjusted Net Sales	40%	$655,274,866	$654,693,445	99.8%	39.9%
Adjusted Operating Profit (2)	30%	$39,599,761	$46,110,250	127.4%	38.2%
Final Payout Percentage (3)					121.1%

(1)

ROTCE is defined in the Short-Term Plan as (a) Earnings Before Interest After-Tax after adjustments divided by (b) Average Total Capital Employed after adjustments. Earnings Before Interest After-Tax is the sum of net income from continuing operations plus after-tax net interest expense. Average Total Capital Employed is equal to (x) the sum of Average Debt and Average Stockholders’ Equity less (y) Average Cash. Average Debt, Average Stockholders’ Equity and Average Cash are calculated taking the sum of the balance at the start of the year and the balance at the end of each of the next twelve months divided by thirteen. The following amounts show the adjusted 2024 ROTCE for purposes of determining 2024 Short-Term Plan payouts:

(Amounts in thousands)
2024 Net Income from Continuing Operations	$30,759
Plus: 2024 Adjustments to Net Income from Continuing Operations	$3,421
Plus: 2024 Interest Expense, Net	$858
Less: Income Taxes on 2024 Interest Expense	($214)
Adjusted Earnings Before Interest After-Tax	$34,823
2024 Average Stockholders’ Equity	$154,121
Plus: 2024 Average Debt	$50,000
Less: 2024 Average Cash	($48,718)
Plus: Adjustments to Average Total Capital Employed	$2,743
Adjusted Average Total Capital Employed	$158,146
Adjusted ROTCE	22.0%

Adjustments to Earnings Before Interest After-Tax and Average Total Capital Employed are for non-recurring or special items established by the Compensation and Human Capital Committee at the time the Adjusted ROTCE target was set. Adjustments related to the after-tax impact of certain items as compared to the amounts included in the AOP are made, if applicable, including:

•	tangible or intangible asset impairments;

•	restructuring costs including reduction in force and impacts from acquisition or disposition of a business;

•	loss related to, and investment in, a subsidiary accounted for as discontinued operations, held for sale, or in bankruptcy, liquidation or a similar process;

•	certain patent infringement and other litigation and settlement costs;

•	environmental expenses, asset retirement obligations, and early lease termination expenses;

•	costs relating to valuation allowances against deferred tax assets;

•	costs associated with the pension plan termination, including any non-cash settlement charges; and

•	costs relating to changes in laws and regulations.

When evaluating the actual performance results for 2024, the Compensation and Human Capital Committee determined that a further adjustment should be made in the calculation of Adjusted ROTCE to take into account a $4.4 million tax benefit for deducting certain historical foreign operating losses. That adjustment resulted in a decrease in the payout percentages from 123.1% to 121.1% under the Short-Term Plan and from 117.2% to 109.6% under the Long-Term Equity Plan, and the adjustment resulted in a corresponding decrease in the payouts for Mr. Tidey, Ms. Cunningham and Mr. Trepp of approximately $10,640, $4,069, and $15,896, respectively, for the Short-Term Plan and approximately $98,430, $27,008, and $156,308, respectively, for the Long-Term Equity Plan.

(2)	In calculating the final performance results, adjustments were made for various items, generally consistent with the adjustments listed in Note (1).

(3)

Had Adjusted ROTCE not exceeded a specified target for the year, the final payout percentage would be reduced by up to 40% from the amount otherwise determined under the above formula. This feature acts as an additional control which reflects the Compensation and Human Capital Committee’s view that full incentive compensation payments should not be paid if the Company does not meet a minimum ROTCE threshold for the year. Because Adjusted ROTCE exceeded the specified target in 2024, no reduction occurred.

Long-Term Incentive Compensation

The purpose of our long-term incentive compensation program is to enable senior management employees, including NEOs, to accumulate capital through managerial performance, which the Compensation and Human Capital Committee believes contributes to the future success of our business. Our long-term incentive plans require a significant long-term commitment on the part of our senior management, and stock sales (under the Long-Term Equity Plan) generally are not permitted for a number of years. Rather, the awarded amount is effectively invested in the Company for an extended period which encourages executives to focus on our long-term profitability and strengthens the tie between stockholders’ and NEOs’ long-term interests.

Those individual NEOs who have a greater impact on our long-term strategy receive a higher percentage of their compensation as long-term compensation. In general, the Compensation and Human Capital Committee does not consider an NEO’s long-term incentive award for prior periods when determining the value of a long-term incentive award for the current period because it considers those prior awards to represent compensation for past services.

Long-Term Equity Plan. In 2024, all senior executives in the U.S., including our NEOs, participated in the Long-Term Equity Plan which provides awards in the form of 65% transfer-restricted Class A Common and 35% cash to approximate income tax withholding obligations. Class A Common is the only type of equity available under the Long-Term Equity Plan. The Company does not sponsor a plan that provides stock options or any other type of equity. Shares awarded to NEOs under the Long-Term Equity Plan generally may not be transferred for 10 years following the last day of the award year. During the holding period, the value of the awards is subject to change based on the value of the shares. In other words, the award’s value is enhanced as the value of the stock increases (or is reduced as the value of the stock decreases). As a result of annual grants under the Long-Term Equity Plan and the corresponding transfer restrictions, the number of shares an NEO holds increases each year and, consequently, our executives accumulate exposure to long-term Company performance, which strongly aligns the interests of NEOs with those of other stockholders.

Target awards under the Long-Term Equity Plan are expressed initially as a dollar amount equal to a percentage of the participant’s salary midpoint based on the long-term incentive compensation targets for that salary point level recommended by Korn Ferry (increased by 15%) and adopted by the Compensation and Human Capital Committee. When paid, the full amount of the award, including the fair market value of the shares on the date of payment, is fully taxable to the participant. The actual number of shares issued to a participant is determined by taking the dollar value of the stock component of the award and dividing it by a formula share price. For this purpose, the formula share price is calculated as the lesser of:

•

the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2023 calendar year (or such other previous calendar year as determined by the Compensation and Human Capital Committee), which price was $11.843; or

•	the average closing price of our Class A Common stock on the NYSE at the end of each week during the 2024 award year, which price was $21.829.

Participants have all the rights of a stockholder, including the right to vote, upon receipt of the shares. The participants also have the right to receive dividends that are declared and paid after they receive the award shares. The award shares issued are subject to transfer restrictions that generally lapse the earliest of: (1) 10 years after the last day of the performance period (for senior management other than NEOs, three, five or ten years depending on salary point level); (2) the participant’s death or permanent disability; or (3) three years from the date of retirement (or earlier with the approval of the Compensation and Human Capital Committee). The Compensation and Human Capital Committee has the right to release the restrictions at an earlier date, but rarely does so except in the case of the release of a limited number of shares for the payment of educational and medical expenses or home purchases, as permitted under the terms of the plan. No early release requests were requested by or granted to the NEOs in 2024.

For 2024, the Long-Term Equity Plan was designed to provide target long-term incentive compensation between 60% and 160% of the NEO’s 2024 salary midpoint, depending on the NEO’s position. The table below shows the long-term target awards (including a 15% increase in the target percentages to reflect the immediately taxable nature of the equity awards) and payouts approved by the Compensation and Human Capital Committee for each NEO for 2024:

TARGET LONG-TERM COMPENSATION FOR 2024

Named Executive Officer	(A) 2024 Salary Midpoint ($)	(B) Long-Term Plan Target as % of Salary Midpoint (1)	(C)= (A) x (B) Long-Term Plan Target ($)(1)	(D) Long- Term Plan Payout as (%) of Plan Target (2)	(E)= (C) x (D) Total Long-term Award ($)	(F) Shares Issued (#)(3)	(G) Grant Date Fair Value of Shares Awarded ($)(4)	(H) Fair Value of Long-term Plan Payout ($)(5)
R. Scott Tidey (6)	$883,100	184.0%	$1,624,904	109.6%	$1,780,895	61,550	$1,026,962	$1,419,489
Sally M. Cunningham	$406,900	69.0%	$280,761	109.6%	$307,714	16,888	$281,776	$389,490
Gregory H. Trepp	$883,100	184.0%	$1,624,904	109.6%	$1,780,895	97,743	$1,630,842	$2,254,172
Lawrence K. Workman, Jr. (7)	$406,900	69.0%	$280,761	—	—	—	—	—

(1)

The target percentages include a 15% increase in the target awards which will be granted to Long-Term Equity Plan participants to account for the immediately taxable nature of the equity awards. This is the amount that is used by the Compensation and Human Capital Committee when analyzing the total compensation of the NEOs.

(2)	Refer to the table below for detailed calculations of the 2024 payout percentage for the Long-Term Equity Plan.

(3)

Awards under the Long-Term Equity Plan are initially denominated in dollars. The amounts shown in columns (C) and (E) reflect the dollar-denominated target and actual awards. This is the amount that is used by the Compensation and Human Capital Committee when analyzing the total compensation of the NEOs. The dollar-denominated awards are then paid to the participants in a combination of cash (approximately 35%) and transfer-restricted shares (approximately 65%). The number of shares issued to a participant for an award and shown in Column (F) is determined by taking the dollar amount of the stock component of the award and dividing it by the formula share price of $11.843 (calculated as described above under “Long-Term Equity Plan”). Fractional shares are paid in cash.

(4)	Column (G) represents the grant date fair value of the shares awarded computed in accordance with FASB ASC Topic 718, which was $16.685 per share.

(5)	The amount shown in column (H) is the sum of (a) the cash distributed, and (b) the amount shown in Column (G). This is the same amount that is disclosed in the Summary Compensation Table.

(6)

Mr. Tidey’s salary midpoint and Long-Term Equity Plan target were increased effective February 19, 2024, in connection with his promotion to President, and effective October 1, 2024, in connection with his promotion to Chief Executive Officer. The amounts shown in columns (A), (B), (C), (D) and (E) above reflect the annualized post-October 1, 2024 promotion amounts, but a blended amount was used to calculate Mr. Tidey’s actual payout amount shown on the Summary Compensation Table. The amounts in columns (F), (G) and (H) reflect the actual, blended amounts.

(7)	Mr. Workman ceased employment with the Company on November 21, 2024, and was not eligible for a 2024 award payout under the Long-Term Equity Plan.

The following table shows the performance criteria established by the Compensation and Human Capital Committee to determine final incentive compensation payments for 2024 under the Long-Term Equity Plan:

Performance Criteria	(A) Weighting	Performance Target	Performance Result	(B) Achievement Percentage	(A) x (B) Payout Percentage
Adjusted Net Sales (1)	33%	—	—	99.8%	32.9%
Adjusted ROTCE (1)	33%	—	—	125.0%	41.3%
Project Focus List (2)	34%	100.0%	104.0%	104.0%	35.4%
Final Payout Percentage (3)					109.6%

(1)

In 2024, the Compensation and Human Capital Committee used three metrics under the Long-Term Equity Plan—Adjusted Net Sales, Adjusted ROTCE, and achievement versus a Project Focus List. The use of these metrics reflects our focus on effective use of capital and increasing profitability. We do not disclose the Adjusted Net Sales or Adjusted ROTCE targets or results because they would reveal competitively sensitive financial information to our competitors. The Compensation and Human Capital Committee believed the Company could meet both the Adjusted Net Sales target and Adjusted ROTCE target, which were established in such a manner that the Compensation and Human Capital Committee believed to be challenging but achievable with extensive effort by our employees. In calculating the final Adjusted ROTCE performance results, adjustments were made for various items consistent with the adjustments listed in Note (1) to the Short-Term Plan performance criteria table.

(2)

We do not disclose the Project Focus List targets or results due to their competitively sensitive nature. Among other items, they identify specific future projects, customers and strategic activities that enhance stockholder value over time. The Compensation and Human Capital Committee believed the Company could meet the Project Focus List targets, which were established in such a manner that the Compensation and Human Capital Committee believed to be challenging but achievable with extensive effort by our employees. The Board monitored progress throughout 2024 and the Compensation and Human Capital Committee completed a full year review of progress. For 2024, the Compensation and Human Capital Committee determined that the NEOs earned 104% of the Project Focus List target amounts based on a review of Company achievement against the Project Focus List elements.

(3)

Had Adjusted ROTCE not exceeded a specified target for the year, the final payout percentage would be reduced by up to 40% from the amount otherwise determined under the above formula. This feature acts as an additional control which reflects the Compensation and Human Capital Committee’s view that full incentive compensation payments should not be paid if the Company does not meet a minimum Adjusted ROTCE threshold for the year. Because Adjusted ROTCE exceeded the specified target in 2024, no reduction occurred.

Other Compensation of Named Executive Officers

Discretionary Transfer-Restricted Stock Awards. The Company also maintains the Hamilton Beach Brands Holding Company Supplemental Executive Long-Term Incentive Bonus Plan (“Supplemental Equity Plan”), which gives the Compensation and Human Capital Committee flexibility to award additional discretionary equity compensation. Supplemental Equity Plan awards generally may not be sold or transferred for 10 years. The Compensation and Human Capital Committee did not grant any awards under the Supplemental Equity Plan for services performed in 2024.

Discretionary Cash Bonuses. The Compensation and Human Capital Committee has authority to grant, and from time to time has granted, discretionary cash bonuses to employees (including NEOs), in addition to the incentive compensation described above. The Compensation and Human Capital Committee uses discretionary cash bonuses to reward substantial achievement or superior service to the Company and/or its subsidiaries, particularly when such achievement or service is not reflected in the performance criteria established under the incentive plans. No discretionary cash bonuses were awarded to the NEOs for 2024 performance.

Retirement Plans. The material terms of the various retirement plans are described below and in the footnotes to the Pension Benefit Table and the Nonqualified Deferred Compensation Table.

Defined Benefit Plan. We no longer provide defined benefit pensions to employees, including the NEOs. The HBB Pension Plan was frozen to new participants and benefit accruals (other than interest credits required by law for frozen cash balance accounts) as of January 1, 1997, and was terminated effective September 30, 2022. In connection with the plan termination, substantially all plan liabilities were settled in 2024 through lump sum payouts to participants and the purchase of a group annuity contract from a third-party insurance company for participants who did not receive a lump sum payout. Prior to 1997, Mr. Tidey earned pension benefits under the HBB Pension Plan. Mr. Tidey is 100% vested in his pension benefits and may take distributions from the third-party insurance company any time after termination of employment. Ms. Cunningham, Mr. Trepp and Mr. Workman never participated in the HBB Pension Plan.

Defined Contribution Plans. We provide all full-time employees (including, the NEOs) with defined contribution retirement benefits. Employer contributions are calculated under formulas designed to provide employees with competitive retirement income. In general, the NEOs and other executive officers receive the same retirement benefits as all other similarly situated employees. NEOs and other executive officers of the Company, however, receive their benefits under a combination of the tax-qualified HBB 401(k) and the non-qualified HBB Excess Plan. The HBB Excess Plan provides certain retirement benefits that would have been provided under the qualified plan, but that cannot be provided due to federal tax limits and IRS compliance testing rules.

Our defined contribution plans provide the following three types of benefits: (1) employee deferrals of up to 25% of compensation; (2) “safe harbor” employer nonelective contributions equal to 3% of compensation; and (3) profit-sharing benefits. The compensation taken into account under our plans generally includes base salary, overtime and other similar items of compensation required to be reported on a Form W-2 but excludes most other forms of compensation including long-term incentive compensation and other bonus or discretionary payments. Short-term incentive payments and other annual bonuses are included solely for purposes of calculating profit-sharing benefits.

The HBB 401(k) profit-sharing formula is based on a specified percentage of compensation that also takes into account the employee’s age and Company performance for the year. If the Company performs well, the amount of the profit-sharing contribution increases. As applied to the NEOs in 2024, the range of profit-sharing contributions attributable to all eligible compensation were: (1) between 4.4% and 13.2% for all of our NEOs; plus (2) 5.7% of eligible compensation in excess of the Social Security Wage Base for the year.

HBB 401(k) profit sharing contributions are subject to a five-year graded vesting schedule and all of our NEOs (other than Ms. Cunningham) are 100% vested in their retirement benefits due to their tenure with the Company or their age. Participants have the right to invest their qualified plan account balances among various investment options offered through the HBB 401(k) plan trustee. The HBB 401(k) allows participants who are age 59-1/2 to request withdrawals, as permitted under the tax rules. Benefits otherwise are payable at any time following a termination of employment, and participants may elect various forms of payment including lump sum distributions and installments.

Excess Benefit Plan. The HBB Excess Plan is an excess benefit plan that is exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This means that the employer contributions the Company was unable to contribute to the HBB 401(k) plan on behalf of the NEOs due to tax code and other limitations were instead credited to each person’s accounts under the HBB Excess Plan, generally consisting of excess employer nonelective and other profit sharing contributions. Additionally, under the HBB Excess Plan:

•

except for amounts attributable to excess profit sharing benefits, account balances are credited with interest during the year based on the rate of return of the Vanguard Retirement Savings Trust fixed income fund, which is an investment fund under the HBB 401(k), the qualified plan (14% maximum);

•

amounts credited each year generally are paid by March 15th of the following year to avoid regulatory complexities and eliminate the risk of non-payment to the executives based on the unfunded nature of the HBB Excess Plan; and

•	the amounts credited are increased by 15% to reflect the immediately taxable nature of the payments.

Other Benefits. All salaried U.S. employees, including the NEOs, participate in a variety of health and welfare benefit plans that are designed to enable us to attract and retain our workforce in a competitive marketplace.

Perquisites and Other Personal Benefits. Although we provide limited perquisites in the form of cash payments to NEOs, we do not believe these perquisites constitute a material component of the executive officer’s compensation package. The modest amount of cash paid to the NEOs in lieu of perquisites in 2024 is separately disclosed in the Total Target Compensation table.

No Individual Employment or Severance Agreements. During 2024, no NEO had an employment agreement that provides a fixed period of employment, fixed position or duties, or fixed base salary, actual, or target incentive bonus. Upon an NEO’s termination for any reason, the NEO (as other employees) will receive:

•	amounts earned during the term of employment, including earned but unpaid salary and accrued but unused vacation pay; and

•	benefits under the retirement plans, incentive plans, and the HBB Excess Plan.

There are no individual severance contracts with any continuing NEO. Upon termination of employment in certain circumstances and in accordance with the terms of the plans, the NEOs are only entitled to severance pay under broad-based severance pay plans that generally are available to all salaried employees that provide benefits for a stated period of time based on the length of service, with various maximum time periods. The Compensation and Human Capital Committee will consider the facts and circumstances of an NEO’s separation to determine whether any material severance payment that is in excess of the amount the NEO is otherwise entitled to receive under the broad-based severance plans is appropriate.

Mr. Workman ceased employment with the Company on November 21, 2024, and received severance pay, as further described in the section entitled “Potential Payments Upon Termination/Change In Control” below.

Limited Change in Control Benefits for All Employees. To advance the objective of attracting, retaining and motivating qualified management, the Compensation and Human Capital Committee believes it is appropriate to provide limited change in control protections to the NEOs and other employees. NEOs have the same protections as other senior management employees. In the event of a change in control, employees are provided the payment of a pro-rata target award under the current year’s incentive plans.

Importantly, these change in control provisions are not employment agreements and do not guarantee employment for any period of time. In addition, no change in control payment will be “grossed up” for any excise tax imposed on an executive as a result of the receipt of payments upon a change in control.

Tax Implications

Deductibility of Executive Compensation. Section 162(m) of the Code (“Section 162(m)”) generally provides that, subject to certain exceptions, we may not deduct compensation of more than $1 million in any taxable year that is paid to certain current or former executive officers. While the Compensation and Human Capital Committee may consider in very general terms the deductibility of the compensation it awards, the Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction.

Other Policies and Considerations

Assessment of Risks in Our Compensation Program. As part of its oversight, the Compensation and Human Capital Committee considers the impact of the Company’s compensation program on the Company’s risk profile. The Committee directed management to undertake an annual detailed risk assessment of our compensation programs. Each year, management reviews our pay practices and incentive programs to identify potential risks to the Company. Our pay philosophy provides an effective balance of base salary and incentive compensation; short-term and long-term performance measures; and financial and non-financial performance measures; and allows for use of Compensation and Human Capital Committee discretion. Further, the Company has policies to mitigate compensation-related risk, including lengthy holding periods for long-term equity awards granted to our NEOs; stated payment caps; insider trading prohibitions; independent Compensation and Human Capital Committee oversight; and, as described below, a Compensation Clawback Policy and a Supplemental Compensation Recoupment Policy. The Compensation and Human Capital Committee agreed with the findings of management’s assessment for 2024 that (1) our compensation programs are designed effectively to help mitigate conduct that is inconsistent with building long-term value of the Company, and (2) the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Clawback Policy. We maintain and operate a Compensation Clawback Policy, which provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Compensation Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, the Company may utilize a broad range of recoupment methods under the Compensation Clawback Policy for mandatory accounting restatement clawbacks. The Compensation Clawback Policy does not condition such clawback on the fault of the executive officer, but the Company is not required to clawback amounts in limited circumstances where the Compensation and Human Capital Committee has made a determination that recovery would be impracticable and (1) the Company has already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Compensation Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Code and applicable regulations. The Company may not indemnify any executive officer against the loss of recovered compensation in the event of a mandatory accounting restatement.

Supplemental Compensation Recoupment Policy. Further, the Company maintains and operates a Supplemental Compensation Recoupment Policy, which amended, restated and continued applicable provisions of the Company’s Compensation Recoupment Policy, which was originally adopted effective January 1, 2021. The Supplemental Compensation Recoupment Policy generally applies to individuals and/or compensation not covered by or subject to the new NYSE-compliant Compensation Clawback Policy. Under the Supplemental Compensation Recoupment Policy, upon recommendation of the Compensation and Human Capital Committee, the Board may recoup all or part of certain incentive compensation paid to an executive in the event of a material restatement of the Company’s financial results.

Stock Ownership Guidelines. While the Company encourages the executive officers to own shares of Class A Common, it does not have any formal policy requiring the executive officers to own any specified amount of Class A Common. The executive officers, however, generally must hold the shares of Class A Common granted under the Long-Term Equity Plan for 10 years, which can result in the executive officers holding a significant accumulation of Class A Common during their careers.

Role of Executive Officers in Compensation Decisions. Our management, specifically the President and CEO of the Company, reviews our goals and objectives relevant to the compensation of executive officers. The CEO annually reviews the performance of each executive officer and makes recommendations based on those reviews to the Compensation and Human Capital Committee, including recommendations regarding salary adjustment and incentive compensation awards. The Compensation and Human Capital Committee separately reviews the CEO’s performance. In addition to CEO recommendations, the Compensation and Human Capital Committee considers recommendations from its independent compensation consultant (Korn Ferry) who provides advice based on an analysis of similar positions at a broad range of domestic industries and on its understanding of our policies and objectives. The Compensation and Human Capital Committee may exercise its discretion in modifying any recommended adjustments or awards to executive officers. After considering all recommendations, the Compensation and Human Capital Committee determines the base salary and incentive compensation levels for the executive officers, including each NEO, and any additional discretionary payments.

“Say-on-Pay” Stockholder Vote

When setting executive compensation for 2025, the Compensation and Human Capital Committee took into account the results of the stockholder advisory vote to approve NEO compensation that occurred at our 2024 annual meeting of stockholders. At that meeting, we received strong support for our NEO compensation program, with over 99% of the votes cast approving our NEO compensation. The Board values the views of our stockholders and has determined that an annual advisory say-on-pay vote is a sound governance practice. While our compensation programs are designed to promote a long-term connection between pay and performance, our Board believes an annual vote allows stockholders to provide immediate and direct input on our executive compensation plans. We will request another stockholder advisory vote on NEO compensation at our 2026 annual meeting of stockholders.

Compensation Committee Report

The Compensation and Human Capital Committee has reviewed and discussed the Compensation Discussion with the Company’s management. Based on these reviews and discussions, the Compensation and Human Capital Committee recommended to the Board that the Compensation Discussion be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC.

JAMES A. RATNER, Chairman

MARK R. BELGYA	JOHN P. JUMPER	DENNIS W. LABARRE
APRIL L. LANE	MICHAEL S. MILLER

Compensation Tables

The following tables disclose the compensation of our NEOs for services rendered in 2024.

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2024

The following table sets forth NEO compensation for 2023 and 2024:

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
R. Scott Tidey, President and Chief Executive Officer	2024	$676,064	$1,026,962	$1,036,765	$16,487	$196,934	$2,953,212
	2023	$551,894	$433,557	$464,120	$8,370	$110,532	$1,568,473
Sally M. Cunningham, Senior Vice President Chief Financial Officer and Treasurer (6)	2024	$415,996	$281,776	$354,092	$5,226	$87,467	$1,144,557
	2023	$—	$—	$—	$—	$—	$—
Gregory H. Trepp, Former Chief Executive Officer (7)	2024	$871,245	$1,630,842	$1,585,821	$29,183	$354,169	$4,471,260
	2023	$859,923	$1,501,966	$1,360,317	$20,256	$230,997	$3,973,459
Lawrence K. Workman, Jr., Former Senior Vice President, General Counsel and Secretary (8)	2024	$380,875	$—	$—	$6,573	$692,419	$1,079,867
	2023	$396,234	$205,370	$252,867	$3,843	$67,854	$926,169

(1)

The amounts reported under the “Salary” column for 2024 include both base salary and the perquisite allowance. As previously mentioned, Hamilton Beach provides a defined, limited cash perquisite allowance to each senior management employee based on salary point levels, pursuant to advice received from Korn Ferry. These amounts are reported above in the table entitled “Base Salary for 2024.”

(2)

The amounts reported in the “Stock Awards” column for 2024 represent the accounting grant date fair value of the shares of stock that were granted to NEOs for awards under the Long-Term Equity Plan, determined in accordance with FASB ASC Topic 718. See Note 1 to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2024 and December 31, 2023 for more information regarding the accounting treatment for our equity awards. Refer to the table under “Long-Term Incentive Compensation” for detailed information regarding the target long-term awards, as well as the dollar-denominated long-term award payouts, under the Long-Term Equity Plan. Mr. Workman ceased employment with the Company on November 21, 2024, and was ineligible to earn his 2024 award under the Long-Term Equity Plan.

(3)

The amounts listed for 2024 are comprised of (a) the cash payments under the Short-Term Plan, and (b) the cash portion (approximately 35%) of the awards to the NEOs under the Long-Term Equity Plan, in each case as earned for 2024. Mr. Workman ceased employment with the Company on November 21, 2024, and was ineligible to earn his 2024 awards under the Short-Term Plan and the Long-Term Equity Plan.

(4)

Amounts listed in this column for 2024 reflect only the interest that is in excess of 120% of the long-term applicable federal rate, compounded monthly, referred to as “Above-Market Interest,” that was credited to the NEO’s accounts under the HBB Excess Plan. We have omitted the changes in the actuarial present value of accumulated benefits under the frozen HBB Pension Plan for the NEOs, which we are not required to report due to the different disclosure rules that apply to smaller reporting companies.

(5)	All other compensation earned during 2024 for each of the NEOs is as follows:

	R. Scott Tidey	Sally M. Cunningham	Gregory H. Trepp	Lawrence K. Workman, Jr.
Employer Qualified Profit Sharing Contributions	$20,804	$20,804	$20,804	$20,804
Employer Excess Plan Profit Sharing Contributions	$149,041	$51,051	$278,083	$64,731
Other Qualified Employer Retirement Contributions	$10,350	$10,350	$10,350	$10,350
Other Excess Plan Employer Retirement Contributions	$13,950	$2,130	$15,787	$2,140
Employer Paid Life Insurance Premiums	$870	$557	$940	$523
Severance Payments and Benefits	$—	$—	$25,730	$591,486
Other	$1,919	$2,575	$2,475	$2,385
Total	$196,934	$87,467	$354,169	$692,419

Amounts listed in “Other” include (a) employer-paid premiums for the NEOs’ personal excess liability insurance, (b) executive travel accident insurance premiums and wellness subsidies, and (c) the value of service award gift cards. Mr. Trepp retired from employment with the Company on December 31, 2024 and received a payment for earned but unused vacation in the amount listed in “Severance Payments and Benefits” above. Mr. Workman ceased employment with the Company on November 21, 2024 and received severance payments and benefits, as further described in the section entitled “Potential Payments Upon Termination/Change In Control” below.

(6)	No 2023 compensation information is shown for Ms. Cunningham because she was not an NEO for 2023.

(7)

Mr. Trepp served as President and Chief Executive Officer of the Company until February 19, 2024, and as Chief Executive Officer of the Company from February 19, 2024 until September 30, 2024. Mr. Trepp retired from employment with the Company on December 31, 2024.

(8)	Mr. Workman ceased employment with the Company on November 21, 2024.

Grants of Plan-Based Awards

The following table sets forth information concerning all awards granted to the NEOs for 2024 and estimated payouts under our incentive plans.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2024

				(A) Estimated Possible Payouts Under Non- Equity Incentive Plan Awards		(B) Estimated Possible Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Plan Name (1)		Target ($)	Maximum ($)	Target ($)	Maximum ($)
R. Scott Tidey	N/A	Short-Term Plan	(3)	$794,790	$1,192,185	N/A	N/A	N/A
	12/31/2024	Long-Term Equity Plan	(4)	$568,716	$853,075	$1,056,188	$1,584,281	$1,026,962
Sally M. Cunningham	N/A	Short-Term Plan	(3)	$203,450	$305,175	N/A	N/A	N/A
	12/31/2024	Long-Term Equity Plan	(4)	$98,266	$147,400	$182,495	$273,742	$281,776
Gregory H. Trepp	N/A	Short-Term Plan	(3)	$794,790	$1,192,185	N/A	N/A	N/A
	12/31/2024	Long-Term Equity Plan	(4)	$568,716	$853,075	$1,056,188	$1,584,281	$1,630,842
Lawrence K. Workman, Jr.	N/A	Short-Term Plan	(3)	$203,450	$305,175	N/A	N/A	N/A
	12/31/2024	Long-Term Equity Plan	(4)	$98,266	$147,400	$182,495	$273,742	$—

(1)	There are no minimum or threshold payouts under any of our incentive plans.

(2)	These amounts reflect the accounting grant date fair value of the shares, determined in accordance with FASB ASC Topic 718. These amounts also are reflected in the Summary Compensation Table.

(3)

Awards under the Short-Term Plan are based on a one-year performance period that consists solely of the 2024 calendar year. Awards are paid in cash (not equity) as soon as practicable after approval by the Compensation and Human Capital Committee. There is no post-2024 payout opportunity under this plan. Amounts disclosed are the target and maximum awards established by the Compensation and Human Capital Committee in early 2024, except that the amounts disclosed for Mr. Tidey reflect the annualized amounts in effect following Mr. Tidey’s promotion to Chief Executive Officer. Mr. Tidey’s Short-Term Plan target was increased from $298,870 to $475,300 effective February 19, 2024, in connection with his promotion to President, and from $475,300 to $794,790 effective October 1, 2024, in connection with his promotion to Chief Executive Officer. A blended amount was used to calculate Mr. Tidey’s actual payout amounts. The amounts the NEOs actually received after the final payout are disclosed in the Summary Compensation Table.

(4)

Awards under the Long-Term Equity Plan are based on a one-year performance period that consists solely of the 2024 calendar year. Awards are paid, partially in transfer-restricted stock (approximately 65%) and partially in cash (approximately 35%), as soon as practicable after approval by the Compensation and Human Capital Committee. Therefore, there is no post-2024 payout opportunity under the plan. Stock awarded under the Long-Term Equity Plan generally may not be sold or transferred for 10 years, beginning on the last day of the performance period. The dollar amounts disclosed are the dollar values of the target and maximum awards established by the Compensation and Human Capital Committee in early 2024, except that the amounts disclosed for Mr. Tidey reflect the annualized amounts in effect following Mr. Tidey’s promotion to Chief Executive Officer. Mr. Tidey’s Long-Term Equity Plan target was increased from $468,683 to $897,978 effective February 19, 2024, in connection with his promotion to President, and from $897,978 to $1,624,904 effective October 1, 2024, in connection with his promotion to Chief Executive Officer. A blended amount was used to calculate Mr. Tidey’s actual payout amounts. The amounts disclosed for the NEOs include a 15% increase to account for the immediate taxation of the equity awards using a 150% maximum award value. The 35% cash portion of the award is listed in column (A) of this table. The 65% stock portion of the award is listed in column (B). The amounts the NEOs actually received for the cash portion of the award are disclosed in the Summary Compensation Table.

Equity Compensation

In 2024 all U.S.-based salaried employees in salary grades 17 and above, including the NEOs, participated in the Long-Term Equity Plan. These employees also are eligible to receive discretionary equity awards under the Supplemental Equity Plan. All awards are based on one-year performance periods and are immediately vested and paid when approved by the Compensation and Human Capital Committee. Therefore, no equity awards remain unearned and outstanding for the year ended December 31, 2024.

Awards under the Long-Term Equity Plan are paid partially in cash and partially in the form of fully vested shares of stock subject to transfer restrictions generally for a period of 10 years for NEOs, from the last day of the performance period. Refer to the section above entitled “Long-Term Incentive Compensation” for additional information regarding our equity awards.

The following table reflects the stock awards vested under the Long-Term Equity Plan for 2024 performance. No stock awards were issued under the Supplemental Equity Plan for services in 2024.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 31, 2024

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
R. Scott Tidey	54,342	$956,419
Sally M. Cunningham	15,722	$276,707
Gregory H. Trepp	81,178	$1,428,733
Lawrence K. Workman, Jr.	—	$—

(1)

The amounts shown in this table represent the number of shares received by the NEOs. Their awards were granted pursuant to a net exercise feature, whereby if the amount of the tax liability associated with the stock portion of the awards exceeded the cash portion of the awards under the Long-Term Equity Plan, then a portion of the shares to be issued would be subject to withholding by the Company to pay taxes associated with the stock portion of the awards. As required under the Long-Term Equity Plan, at the time the stock was issued, Mr. Tidey, Ms. Cunningham and Mr. Trepp each surrendered a portion of their shares (7,208 shares, 1,166 shares, and 16,565 shares of Class A Common, respectively) to pay for additional tax withholding obligations associated with their awards. Prior to this net exercise, the number of shares acquired on vesting would have been 61,550 shares, 16,888 shares, and 97,743 shares, respectively, and the value realized on vesting would have been $1,083,280, $297,229, and $1,720,277, respectively.

(2)

The value realized on vesting is the average of the high and low price of Class A Common (which average price was $17.600) on the February 21, 2025 payout date under the Long-Term Equity Plan for the 2024 awards, which also is the vesting date, multiplied by the number of award shares received.

Stock Options

The Company does not sponsor and never sponsored a stock option plan.

Defined Benefit Pension Plans

The frozen HBB Pension Plan was terminated effective September 30, 2022, and substantially all plan liabilities were settled in 2024 through lump sum payouts to participants and the purchase of a group annuity contract from a third-party insurance company for participants who did not receive a lump sum payout. The following table sets forth information concerning defined benefit pension benefits earned by, and paid to, the NEOs under the frozen HBB Pension Plan:

PENSION BENEFITS

For Fiscal Year Ended December 31, 2024

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)(2)
R. Scott Tidey (3)	HBB Pension Plan	3	$0	$15,736
Sally M. Cunningham	N/A (4)	N/A	N/A	N/A
Gregory H. Trepp	N/A (4)	N/A	N/A	N/A
Lawrence K. Workman, Jr.	N/A (4)	N/A	N/A	N/A

(1)

The amount shown above represents the present value as of December 31, 2024, of the benefits earned under the HBB Pension Plan. This amount is shown as $0 as the plan was terminated effective September 30, 2022, and substantially all remaining liabilities under the plan (including the obligation to provide Mr. Tidey’s benefit) were settled through the purchase of a group annuity contract in August 2024.

(2)

The amount shown above represents an estimate of the value of the annuity premium paid to settle Mr. Tidey’s benefit under the HBB Pension Plan as part of the group annuity contract purchased in August 2024 to settle substantially all of the remaining liabilities under the plan. The estimate was determined based on the cash balance account balance for Mr. Tidey’s benefit as of August 2024.

(3)

Mr. Tidey earned a benefit under the cash balance portion of the HBB Pension Plan from January 1, 1994 through December 31, 1996, after which all cash benefits were frozen. The HBB Pension Plan was terminated effective September 30, 2022, and substantially all of the remaining liabilities, including the obligation to provide Mr. Tidey’s benefit, were transferred to a third-party insurance company in 2024. Mr. Tidey’s cash balance benefits were computed based on a percentage of pensionable earnings, using an age-based formula. His frozen cash balance account balance continues to earn interest credits, which are calculated at a fixed rate of 2.39% for periods after September 30, 2022 and based on the one-year U.S. Treasury Bill rate as of the last business day of the prior plan year plus 1%, up to maximum rate of 12%, for periods prior to September 30, 2022. Mr. Tidey is 100% vested in his cash balance benefits and may take a distribution of his benefits from the third-party insurance company at any time following his termination of employment. Pensionable earnings included only base salary, cash in lieu of perquisites and short-term incentive compensation payments. Available forms of payment include annuities and a lump sum. As he is age 60, Mr. Tidey may commence distribution of his entire pension at any time following his termination of employment.

(4)	Ms. Cunningham, Mr. Trepp and Mr. Workman never participated in the HBB Pension Plan.

Nonqualified Deferred Compensation Benefits

Refer to the section above entitled “Other Compensation of Named Executive Officers—Excess Benefit Plan” for a detailed description of the HBB Excess Plan. The following table sets forth information concerning benefits earned by, and paid to, the NEOs under our HBB Excess Plan:

NONQUALIFIED DEFERRED COMPENSATION

For Fiscal Year Ended December 31, 2024

Name	Executive Contributions in 2024 ($)(1)	Employer Contributions in 2024 ($)(2)	Aggregate Earnings in 2024 ($)(2)	Aggregate Withdrawals/ Distributions in 2024 ($)	Aggregate Balance at December 31, 2024 ($)(3)
R. Scott Tidey	N/A	$162,991	$11,600	$95,767	$174,591
Sally M. Cunningham	N/A	$53,181	$1,946	$14,956	$55,127
Gregory H. Trepp	N/A	$293,870	$28,186	$232,256	$322,056
Lawrence K. Workman, Jr.	N/A	$66,871	$5,573	$44,624	$72,444

(1)	The HBB Excess Plan does not permit employee contributions.

(2)

The employer contributions shown in this table are also reflected in the “All Other Compensation” column of the 2024 Summary Compensation Table. The “above-market earnings” portion (in other words, the interest earned in excess of 120% of the long-term applicable federal rate) of the amounts shown in the Aggregate Earnings column of this table also are included in the Nonqualified Deferred Compensation Earnings column of the 2024 Summary Compensation Table.

(3)

Because the entire account balance under the HBB Excess Plan is paid out each year, no portion of the account balances under that plan as of December 31, 2024 were previously reported in prior Summary Compensation Tables.

Potential Payments Upon Termination/Change In Control

As previously discussed above in the section entitled “Limited Change in Control Benefits for All Employees,” the following change in control provisions apply to NEOs during their service: participants will receive a pro-rated target award for the year of the change in control under the incentive plans.

A “change in control” for purposes of these plans generally consists of any of the following provided that the event otherwise qualifies as a change in control under the regulations issued pursuant to Code Section 409A:

•

an acquisition of more than 50% of the voting securities of the Company or the voting securities of the subsidiary (for those employees of that particular subsidiary) other than acquisitions directly from the Company or the subsidiary, as applicable involving: (1) any employee benefit plan; (2) the Company; (3) the applicable subsidiary or one of its affiliates; or (4) the parties to the stockholders’ agreement discussed under the section entitled “Amount and Nature of Beneficial Ownership;”

•

the members of the Company’s current Board (and their approved successors) ceasing to constitute a majority of the Company’s Board or, if applicable, the board of directors of a successor of the Company;

•

for those plans that cover the employees of a subsidiary, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the subsidiary and its affiliates, excluding a business combination pursuant to which the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the applicable entity immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and

•

for all plans, the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation, or other transaction involving the Company excluding, however, a business combination pursuant to which both of the following apply: (1) the individuals and entities who beneficially owned, directly or indirectly, more than 50% of the combined voting power of the Company immediately prior to such business combination continue to hold at least 50% of the voting securities of the successor; and (2) at the time of the execution of the initial agreement, or of the action of the Board providing such business combination, at least a majority of the members of the Board were incumbent directors.

For purposes of calculating the amount of any potential payments to the continuing NEOs under the table provided below, we assumed that a change in control occurred on December 31, 2024. We believe that the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. There can be no assurance, however, that a change in control would produce the same or similar results as those described if it occurs on any other date or if any assumption is not correct in fact.

Since Mr. Workman ceased employment effective November 21, 2024, he has been excluded from these calculations, and the amounts actually received by Mr. Workman in connection with his termination of employment are provided in the section entitled “Departed NEOs” below.

POTENTIAL PAYMENTS UPON TERMINATION/CHANGE IN CONTROL

For Fiscal Year Ended December 31, 2024

Name	Estimated Total Value of Payments Based on Incentive Plan Award Targets in Year of Change in Control ($)(1)
R. Scott Tidey (2)	$2,419,694
Sally M. Cunningham	$484,211
Gregory H. Trepp	$2,419,694

(1)

This column reflects the award targets under the 2024 incentive plans for the NEOs. Under the change in control provisions of the plans, the NEOs are assumed to be entitled to receive their award targets for 2024 if a change in control had occurred on December 31, 2024. Awards under the Long-Term Equity Plan are denominated in dollars and the amounts shown in the above-table reflect the dollar-denominated 2024 target awards, which includes the 15% increase to account for the immediate taxation of Long-Term Equity Plan awards. As described in Note 4 to the Grants of Plan-Based Awards Table, the NEOs would receive approximately 35% of the value of the award in cash, and the remainder in shares of transfer-restricted Class A Common.

(2)

Mr. Tidey’s Short-Term Plan and Long-Term Equity Plan targets were increased effective February 19, 2024, in connection with his promotion to President, and effective October 1, 2024, in connection with his promotion to Chief Executive Officer. The amount shown above for Mr. Tidey reflects his annualized post-October 1, 2024 award targets for 2024, but blended award targets applied to Mr. Tidey’s actual awards for 2024.

Departed NEOs

Mr. Trepp retired from employment with the Company on December 31, 2024. Upon retirement, Mr. Trepp received his accrued compensation and benefits, including a $25,730 payment for earned but unused vacation. Mr. Trepp’s awards earned for 2024 under the Short-Term Plan and the Long-Term Equity Plan were not affected by his retirement, and Mr. Trepp did not receive severance benefits or any additional compensation as a result of his retirement.

Mr. Workman was involuntarily terminated without cause from employment with the Company on November 21, 2024. In addition to other accrued compensation and benefits, Mr. Workman received $9,098 in continued base salary payments through November 30, 2024, and a $26,376 payment for earned but unused vacation. Mr. Workman also received severance pay of $34,119, equal to one month of base salary, under the Hamilton Beach Brands, Inc. Employees’ Severance Pay Plan (the “Severance Pay Plan”), a broad-based severance pay plan that generally is available to all salaried employees. In addition, Mr. Workman received outplacement services for up to six months (with an estimated value of $3,800) and an additional severance payment equal to $521,892, less applicable withholding taxes. The additional severance payment was paid in a lump sum in exchange for a release of claims in light of Section 4.01(d) of the Severance Pay Plan. In connection with the additional severance payment, Mr. Workman executed a general release of claims in favor of the Company and agreed to comply with certain post-employment obligations, such as customary non-disparagement and confidentiality obligations as well as future consultation and cooperation. Due to his termination of employment, Mr. Workman was not eligible for award payouts for 2024 under the Short-Term Plan and the Long-Term Equity Plan.

CEO Pay Ratio

As a smaller reporting company, the Company is exempt from the requirement to disclose the ratio of our CEO’s annual total compensation to that of our median employee. We, nevertheless, have chosen to provide the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee (“Median Employee”) for 2024.

For purposes of this year’s disclosure relating to 2024 pay, we did not repeat the process described below for selecting the new Median Employee because there has been no change in our employee population or employee compensation arrangements that we reasonably believe would significantly impact our pay ratio disclosure. As a result, under SEC rules, we are allowed to again use last year’s median employee for purposes of this year’s pay ratio calculation and disclosure. We used the process described below to select a median employee for 2023 in connection with our proxy statement filed in 2024.

We chose December 31, 2023 as the date for identifying the Median Employee (“Determination Date”) and used taxable wages as our consistently applied compensation measure. We reviewed total compensation for the period beginning January 1, 2023 and ended December 31, 2023. Our analysis included 733 individuals employed on the Determination Date by the Company and its subsidiaries, excluding our then-current CEO, Mr. Trepp, in full-time, part-time, and seasonal roles (including individuals working outside of the United States). We did not make any assumptions, adjustments, or estimates with respect to total taxable compensation and did not annualize compensation for any of the employees who were not employed for all of 2023. Notwithstanding this, our disclosure is a reasonable estimate that involves a degree of imprecision although we calculated it in a manner consistent with Item 402(u) of Regulation S-K.

We calculated annual total compensation for 2024 for the Median Employee (a Hamilton Beach Brands, Inc. employee) using the same methodology we use for our NEOs as set forth in the 2024 Summary Compensation Table. The Median Employee’s annual total compensation was $66,447.

Mr. Tidey was serving as our President and CEO on December 31, 2024, and this year’s pay ratio calculation and disclosure is based on his compensation. For this purpose, we annualized Mr. Tidey’s 2024 compensation based on his promotion to President and CEO during 2024 to reflect an approximation of the compensation he would have reasonably received had he served as CEO for the entire year. Specifically, we annualized his base salary, Short-Term Plan payment and Long-Term Equity Plan award as if he had served as CEO for the entire year. We did not annualize the other elements of his compensation such as his non-qualified deferred compensation earnings and all other compensation amounts. This annualization increased Mr. Tidey’s 2024 compensation by $778,595 from the $2,953,212 amount reported for him for 2024 in the Summary Compensation Table above, resulting in an annualized CEO compensation amount of $3,731,807.

Based on this, our estimate of the ratio of CEO compensation to the compensation of our Median Employee for 2024 was approximately 56 to 1.

Pay Versus Performance
As required by the SEC’s pay versus performance rules (“PVP Rules”), the following Pay Versus Performance table (“PVP Table”) provides
SEC-required
information about compensation for 2024 for this Proxy Statement’s named executive officers, as well as compensation for 2022 and 2023 for our named executive officers from our 2023 and 2024 Proxy Statements (each of 2022, 2023 and 2024, a “Covered Year”). We refer to all of the named executive officers covered in the PVP Table below, collectively, as the “PVP NEOs”. The PVP Table also provides information about the results for certain measures of financial performance during those same Covered Years. In reviewing this information, there are a few important things we believe you should consider:

•	The information in columns (b) and (d) of the PVP Table comes directly from the 2022, 2023 and 2024 Summary Compensation Tables, without adjustment;

•
As required by the SEC’s PVP Rules, we describe the information in columns (c) and (e) of the PVP Table as “compensation actually paid” (or “CAP”) to the applicable PVP NEOs. However, these CAP amounts, however, may not necessarily reflect the final compensation that our PVP NEOs actually earned or walked away with for their service in the Covered Years, respectively; and

•
As required by the SEC’s PVP Rules, we provide information in the PVP Table below about our cumulative absolute total shareholder return (“TSR”) results and our U.S. GAAP net income results (the “External Measures”) during the Covered Years. We did not, however, actually base any compensation decisions for the PVP NEOs on, or link any PVP NEO pay to, these particular External Measures because the External Measures were not metrics used in our short-term or long-term incentive plans during the Covered Years. As a result, we did not design our PVP NEO compensation to move in tandem with improving, declining or steady achievement in these External Measures.

Pay Versus Performance Table

PAY VERSUS PERFORMANCE

Year (a)	Summary Compensation Table Total for PEO Trepp (b)(1)	Summary Compensation Table Total for PEO Tidey (b)(1)	Compensation Actually Paid to PEO Trepp (c)(1)(2)(3)	Compensation Actually Paid to PEO Tidey (c)(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (d)(1)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (e)(1)(2)(3)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return (f)(4)	Net Income (g)
2024	$4,471,260	$2,953,212	$4,471,260	$2,953,212	$1,112,212	$1,112,212	$126.29	$30,759,000
2023	$3,973,459	N/A	$3,973,459	N/A	$1,247,321	$1,247,321	$127.72	$25,242,000
2022	$2,709,759	N/A	$2,709,759	N/A	$961,152	$961,152	$89.17	$25,267,000

(1)
R. Scott Tidey was our principal executive officer (“PEO”) for a portion of 2024 beginning October 1, 2024. Gregory H. Trepp was our PEO for a portion of 2024 ending September 30, 2024 and for the full year for each of 2023 and 2022. For 2024, our non-PEO
PVP NEOs were Sally M. Cunningham and Lawrence K. Workman, Jr. For 2023, our
non-PEO
PVP NEOs were R. Scott Tidey and Lawrence K. Workman, Jr. For 2022, our
non-PEO
PVP NEOs were Michelle O. Mosier and R. Scott Tidey.

(2)
For 2024, in determining both the CAP to our PEOs and the average CAP to our non-PEO
PVP NEOs for purposes of this PVP Table, we deducted from or added back to the total amounts of compensation reported in column (b) for such Covered Year the following amounts:

Item and Value Added (Deducted)	2024 ($)
For Gregory H. Trepp:
- Summary Compensation Table (“SCT”) “Stock Awards” column value	($1,630,842)
- SCT “Option Awards” column value	N/A
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	N/A
+/- change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	N/A
+ vesting date fair value of equity awards granted and vested in Covered Year	$1,630,842
+/- change in fair value (from prior year-end to vesting date) of equity awards granted prior to Covered Year that vested in Covered Year	N/A
- prior year-end fair value of equity awards granted prior to Covered Year that were forfeited in Covered Year	N/A
+ includable dividends/earnings on equity awards during Covered Year	N/A
TOTAL ADDED (DEDUCTED):	0

Item and Value Added (Deducted)	2024 ($)
For R. Scott Tidey:
- SCT “Stock Awards” column value	($1,026,962)
- SCT “Option Awards” column value	N/A
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	N/A
+/- change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	N/A
+ vesting date fair value of equity awards granted and vested in Covered Year	$1,026,962
+/- change in fair value (from prior year-end to vesting date) of equity awards granted prior to Covered Year that vested in Covered Year	N/A
- prior year-end fair value of equity awards granted prior to Covered Year that were forfeited in Covered Year	N/A
+ includable dividends/earnings on equity awards during Covered Year	N/A
TOTAL ADDED (DEDUCTED):	0

Item and Value Added (Deducted)	2024 ($)
For Non-PEO Named Executive Officers (Average):
- SCT “Stock Awards” column value	($140,888)
- SCT “Option Awards” column value	N/A
+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	N/A
+/- change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	N/A
+ vesting date fair value of equity awards granted and vested in Covered Year	$140,888
+/- change in fair value (from prior year-end to vesting date) of equity awards granted prior to Covered Year that vested in Covered Year	N/A
- prior year-end fair value of equity awards granted prior to Covered Year that were forfeited in Covered Year	N/A
+ includable dividends/earnings on equity awards during Covered Year	N/A
TOTAL ADDED (DEDUCTED):	0

Please note that while similar adjustment information was provided in our 2024 proxy statement for the 2023 Covered Year and in our 2023 proxy statement for the 2022 Covered Year, under applicable SEC guidance, repeating such adjustment information is not required in this Proxy Statement because in our view it is not material to our shareholders’ understanding of the information reported in the PVP Table for 2024 or the relationships disclosures provided below.

(3)
December 31 has been determined by us to represent the accounting grant date for awards granted to our PVP NEOs in each Covered Year under the Long-Term Equity Plan, which date is also the same date on which such awards are considered vested for purposes of the PVP Table. As a result, there is no difference between the fair value of those awards on the accounting grant date and the vesting date, and no change between SCT totals and CAP for our PVP NEOs.

(4)
For each Covered Year, our total shareholder return was calculated as the yearly percentage change in our cumulative total shareholder return on our common stock, par value $0.01 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for a period beginning with our closing price on Nasdaq Stock Market on December 31, 2021 through and including the last day of the Covered Year (each one-,
two-,
and three-year period, a “Measurement Period”), assuming dividend reinvestment, plus (ii) the difference between our closing stock price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these yearly percentage changes was then applied to a deemed fixed investment of $100 at the beginning of the Measurement Period to produce the Covered
Year-end
values of such investment as of the end of 2024, 2023 and 2022, as applicable. Because Covered Years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results
The following charts provide, across the Covered Years, descriptions of the relationships between (1) PEO CAP and the average non-PEO
PVP NEO CAP (in each case as set forth in the PVP Table above) and (2) each of the performance measures set forth in columns (f) and (g) of the PVP Table above.

Relationship of Compensation Actually Paid to Total Shareholder Return
Compensation Actually Paid
$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Total Shareholder Return
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$0.00
12/31/2021
2022
2023
2024
Covered Year
PEO CAP - Trepp
PEO CAP - Tidey
Avg. Non-PEO NEO CAP
Company TSR

Relationship of Compensation Actually Paid to Company Net Income
Compensation Actually Paid
$5,000,000
$4,500,000
$4,000,000
$3,500,000
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
Net Income (dollars in millions)
$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
2022
2023
2024
Covered Year
PEO CAP - Trepp
PEO CAP - Tidey
Avg. Non-PEO NEO CAP
Net Income

PART IV - OTHER IMPORTANT INFORMATION

Equity Compensation Plan Information

The following table sets forth the information as of December 31, 2024 with respect to our compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Class A Shares:	(a)	(b)	(c)
Equity compensation plans approved by security holders	0	N/A	1,544,567	(1)

Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	1,544,567	(1)

Class B Shares:
Equity compensation plans approved by security holders	0	N/A	0
Equity compensation plans not approved by security holders	0	N/A	0

Total	0	N/A	0

(1)

The share amount in column (c) includes 433,173 shares available under our Non-Employee Directors Plan, 100,000 shares available under our Supplemental Equity Plan, and 1,011,394 shares available under our Long-Term Equity Plan. Of these shares, 13,474 shares were issued to directors in January 2025, and 306,039 shares were used under the Long-Term Equity Plan in February 2025.

Beneficial Ownership Of Class A Common And Class B Common Stock

Set forth in the following tables is the indicated information as of the Record Date (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common, and (3) the beneficial ownership of Class A Common and Class B Common by our directors, director nominees, NEOs and all of our executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of

Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Amount and Nature of Beneficial Ownership

Class A Common

Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Abigail II LLC (1) 5910 South University Blvd. Unit C-18 Greenwood Village, CO 80121-2879	Class A	—	(1)	—	(1)	698,200	(1)	6.86%
BlackRock, Inc. (2) 50 Hudson Yards New York, NY 10001	Class A	586,239	(2)	—	(2)	593,699	(2)	5.83%
Third Avenue Management LLC (3) 675 Third Avenue Suite 2900-005 New York, NY 10017	Class A	570,298	(3)	—	(3)	570,298	(3)	5.60%
Mark R. Belgya (4)	Class A	45,751		—		45,751		**
J.C. Butler, Jr. (4)	Class A	198,522	(5)	158,558	(5)	357,080	(5)	3.51%
Paul D. Furlow (4)	Class A	63,953		—		63,953		**
John P. Jumper (4)	Class A	52,179		—		52,179		**
Dennis W. LaBarre (4)	Class A	63,420		—		63,420		**
April L. Lane (4)	Class A	545		—		545		**
Bela S. Mehta (4)	Class A	545		—		545		**
Michael S. Miller (4)	Class A	47,825		—		47,825		**
Alfred M. Rankin, Jr. (4)	Class A	441,335	(6)	11,076	(6)	452,411	(6)	4.44%
Thomas T. Rankin (4)	Class A	184,243	(7)	11,766	(7)	196,009	(7)	1.93%
James A. Ratner (4)	Class A	62,580		—		62,580		**
R. Scott Tidey	Class A	142,768		—		142,768		1.40%
Gregory H. Trepp (8)	Class A	235,582		100,000		335,582		3.30%
Clara R. Williams (4)	Class A	198,160	(9)	37,439	(9)	235,599	(9)	2.31%
Sally M. Cunningham	Class A	32,425		—		32,425		**
Lawrence K. Workman, Jr. (10)	Class A	22,280		—		22,280		**
All executive officers and directors as a group (14 persons) (11)	Class A	1,534,251	(12)	218,839	(12)	1,753,090	(12)	17.22%

**	Less than 1.0%.

(1)

A Schedule 13D/A filed with the SEC with respect to Class A Common on February 10, 2023 reported that Abigail II LLC (“Abigail II”) may be deemed as a group to beneficially own the shares of Class A Common reported above. Abigail II is made up of individuals and entities holding ownership interests in Abigail II. Although Abigail II is deemed to hold 698,200 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common. The power to vote or dispose of the shares held by Abigail II is deemed to be shared by Beatrice B. Taplin, Britton T. Taplin and Frank F. Taplin, as Members and Managers of Abigail II.

(2)

A Schedule 13G filed with the SEC with respect to Class A Common on November 8, 2024 reported that BlackRock, Inc. (“BlackRock”) may be deemed to beneficially own the shares of Class A Common reported above. BlackRock possesses the sole power to vote 586,239 shares of Class A Common and possesses the sole power to dispose 593,699 shares of Class A Common.

(3)

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 10, 2023 reported that Third Avenue Management LLC (“TAM”) may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser. Third Avenue Small Cap Value Fund, an investment company registered under the Investment Company Act of 1940, holds 568,084 shares of Class A Common. Various separately managed accounts for whom TAM acts as investment advisor hold 2,214 shares of Class A Common.

(4)

Pursuant to our Non-Employee Directors’ Plan, each current non-employee director has the right to acquire additional shares of Class A Common within 60 days after the Record Date. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2025 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2025.

(5)

J.C. Butler, Jr. may be deemed to beneficially own, and share with his spouse the power to vote and dispose of 158,558 shares of Class A Common beneficially owned by his spouse; he disclaims beneficial ownership of such shares. Mr. Butler disclaims beneficial ownership of 20,470 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of such shares.

(6)

Alfred M. Rankin, Jr. may be deemed to beneficially own, and shares the power to vote and dispose of 11,076 shares of Class A Common held by trusts for the benefit of members of Mr. A. Rankin’s family. Mr. A. Rankin disclaims beneficial ownership of such shares. Mr. A. Rankin disclaims beneficial ownership of 69,872 shares of Class A Common held in trust for the benefit of his spouse and for which he is the trustee and has sole power to vote and dispose of such shares.

(7)

Thomas T. Rankin may be deemed to beneficially own, and share with his spouse the power to vote and dispose of 6,444 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. T. Rankin disclaims beneficial ownership of 7,662 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of such shares.

(8)

Gregory H. Trepp resigned as the Company’s Chief Executive Officer, effective September 30, 2024, and retired from the Company on December 31, 2024. Based on available information, as of December 31, 2024, Mr. Trepp beneficially owned 335,582 shares of Class A Common. Mr. Trepp may beneficially own, and may share the power to vote and dispose of, 100,000 shares of Class A Common held by trusts for the benefit of members of Mr. Trepp’s family and for which his spouse is trustee; he disclaims beneficial ownership of such shares.

(9)

Clara R. Williams may be deemed to beneficially own, and shares the power to vote and dispose of 37,439 shares of Class A Common held by (a) members of Ms. Williams’ family, and (b) trusts for the benefit of members of Ms. Williams’ family. Ms. Williams disclaims beneficial ownership of such shares.

(10)

Lawerence K. Workman, Jr. ceased employment with the Company on November 21, 2024. Based on available information, as of November 21, 2024, Mr. Workman beneficially owned 22,800 shares of Class A Common.

(11)	Does not include Gregory H. Trepp or Lawrence K. Workman, Jr. who, as of the Record Date, are no longer executive officers of the Company.

(12)

The aggregate amount of Class A Common beneficially owned by all executive officers and directors and the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A Common of which: (a) Mr. A. Rankin has disclaimed beneficial ownership in note (6) above; (b) Mr. Butler has disclaimed beneficial ownership in note (5) above; (c) Mr. T. Rankin has disclaimed beneficial ownership in note (7) above; and (d) Ms. Williams has disclaimed beneficial ownership in note (9) above. As described in note (4) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after the Record Date pursuant to the Non-Employee Directors’ Plan.

Class B Common

Name	Title of Class	Sole Voting or Investment Power		Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Alfred M. Rankin, Jr., et al. (1) 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—		—		3,362,311	(1)	93.37%
Rankin Associates HBB, L.P. (2) 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124	Class B	—		—		2,753,267	(2)	76.46%
Mark R. Belgya	Class B	—		—		—		—
J.C. Butler, Jr.	Class B	2,800	(3)	2,753,267	(3)	2,756,067	(3)	76.54%
Paul D. Furlow	Class B	—		—		—		—
John P. Jumper	Class B	6,968		—		6,968		**
Dennis W. LaBarre	Class B	17,669		—		17,669		**
April L. Lane	Class B	—		—		—		—
Bela S. Mehta	Class B	—		—		—		—
Michael S. Miller	Class B	—		—		—		—
Alfred M. Rankin, Jr.	Class B	78,855	(4)	2,753,267	(4)	2,832,122	(4)	78.65%
Thomas T. Rankin	Class B	155,778	(5)	2,753,267	(5)	2,909,045	(5)	80.79%
James A. Ratner	Class B	12,272		—		12,272		**
R. Scott Tidey	Class B	—		—		—		—
Gregory H. Trepp (6)	Class B	—		—		—		—
Clara R. Williams	Class B	—		2,753,267	(7)	2,753,267	(7)	76.46%
Sally M. Cunningham	Class B	—		—		—		—
Lawrence K. Workman, Jr. (8)	Class B	—		—		—		—
All executive officers and directors as a group (14 persons) (9)	Class B	274,342	(10)	2,753,267	(10)	3,027,609	(10)	84.08%

**	Less than 1.0%.

(1)

A Schedule 13D/A filed with the SEC with respect to Class B Common on December 10, 2024 (the “Stockholders’ 13D/A”) reported that, except for the Company, including in its capacity as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders’ agreement, which is an aggregate of 3,362,311 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A

Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders’ agreement constituted 93.37% of the Class B Common outstanding on the Record Date or 72.79% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, the Company may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B Common.

(2)

A Schedule 13D filed with the SEC with respect to Class B Common on December 10, 2024 reported that Rankin Associates HBB, L.P. (“Rankin HBB”), the trusts holding limited partnership interests in Rankin HBB and Rankin Management, Inc. (“RMI”), the general partner of Rankin HBB, may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 2,753,267 shares of Class B Common held by Rankin HBB. Although Rankin HBB holds the 2,753,267 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. RMI has the sole power to vote such shares and shares the power to dispose of such shares with the other trusts holding limited partnership interests in Rankin HBB. RMI exercises such powers by action of its board of directors, which acts by majority vote and consists of Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, the individual trusts of whom are the stockholders of RMI. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Rankin HBB and each of the trusts holding limited partnership interests in Rankin HBB is also subject to the stockholders’ agreement.

(3)

J.C. Butler, Jr. may be deemed to be a member of a group, as defined under the Exchange Act, as a result of Mr. Butler holding through his trust, of which he is trustee, partnership interests in Rankin HBB. As a result, the group consisting of RMI, Mr. Butler and the other limited partners of Rankin HBB and Rankin HBB may be deemed to beneficially own, and share the power to vote and dispose of, 2,753,267 shares of Class B Common held by Rankin HBB, which are included in the table above. Mr. Butler disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in such entity. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Mr. Butler is subject to the stockholders’ agreement. Mr. Butler’s spouse, as trustee of trusts that were established for her benefit, pledged 31,379 shares of Class B Common in connection with sales of partnership interests that were executed as part of family estate planning.

(4)

Alfred M. Rankin, Jr. may be deemed to be a member of a group, as defined under the Exchange Act, as a result of Mr. A. Rankin holding through his trust, of which he is trustee, partnership interests in Rankin HBB. As a result, the group consisting of RMI, Mr. A. Rankin and the other limited partners of Rankin HBB and Rankin HBB may be deemed to beneficially own, and share the power to vote and dispose of, 2,753,267 shares of Class B Common held by Rankin HBB, which are included in the table above. Mr. A. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in such entity. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Mr. A. Rankin is subject to the stockholders’ agreement.

(5)

Thomas T. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of Mr. T. Rankin holding through his trust, of which he is trustee, partnership interests in Rankin HBB. As a result, the group consisting of RMI, Mr. T. Rankin and the other limited partners of Rankin HBB and Rankin HBB may be deemed to beneficially own, and share the power to vote and dispose of, 2,753,267 shares of Class B Common held by Rankin HBB, which are included in the table above. Mr. T. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in such entity. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Mr. T. Rankin is subject to the stockholders’ agreement.

(6)

Gregory H. Trepp resigned as the Company’s Chief Executive Officer, effective September 30, 2024, and retired from the Company on December 31, 2024. Based on available information, as of December 31, 2024, Mr. Trepp did not beneficially own any shares of Class B Common.

(7)

Clara R. Williams may be deemed to be a member of a group, as defined under the Exchange Act, as a result of Ms. Williams holding through her trust, of which she is trustee, partnership interests in Rankin HBB. As a result, the group consisting of RMI, Ms. Williams and the other limited partners of Rankin HBB and Rankin HBB may be deemed to beneficially own, and share the power to vote and dispose of, 2,753,267 shares of Class B Common held by Rankin HBB, which are included in the table above. Ms. Williams disclaims beneficial ownership of such shares to the extent in excess of her pecuniary interest in such entity. The Stockholders’ 13D/A reported that the Class B Common beneficially owned by Ms. Williams is subject to the stockholders’ agreement.

(8)

Lawerence K. Workman, Jr. ceased employment with the Company on November 21, 2024. Based on available information, as of November 21, 2024, Mr. Workman did not beneficially own any shares of Class B Common.

(9)	Does not include Gregory H. Trepp or Lawrence K. Workman, Jr. who, as of the Record Date, are no longer executive officers of the Company.

(10)

The aggregate amount of Class B Common beneficially owned by all executive officers, directors and director nominees as a group and the aggregate amount of Class B Common beneficially owned by all executive officers, directors and director nominees as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. A. Rankin has disclaimed beneficial ownership in note (4) above; Mr. Butler has disclaimed beneficial ownership in note (3) above; Mr. T. Rankin has disclaimed beneficial ownership in note (5) above; and Ms. Williams has disclaimed beneficial ownership in note (7) above.

Alfred M. Rankin, Jr. and Thomas T. Rankin are brothers. J.C. Butler, Jr. is the son-in-law of Alfred M. Rankin, Jr. Clara R. Williams is the daughter of Alfred M. Rankin, Jr. The combined beneficial ownership of such foregoing persons equals 1,241,099 shares, or 12.19%, of the Class A Common and 2,990,700 shares, or 83.05%, of the Class B Common outstanding on the Record Date. The combined beneficial ownership of all our directors and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 1,753,090 shares, or 17.22%, of the Class A Common and 3,027,609 shares, or 84.08%, of the Class B Common outstanding on the Record Date. Such shares of Class A Common and Class B Common together represent 69.34% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

Procedures For Submission And Consideration Of Director Candidates

Stockholder recommendations for nominees for election to our Board must be submitted in writing to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary, and must be received at our offices on or before December 31 of each year in anticipation of the following year’s annual meeting of stockholders. All stockholder recommendations for director nominees must set forth the following information:

1.

the name and address of the stockholder recommending the candidate for consideration as such information appears on the records of the Company, the telephone number where such stockholder can be reached during normal business hours, the number of shares of Class A Common and Class B Common owned by such stockholder and the length of time such shares have been owned by the stockholder; if such person is not a stockholder of record or if such shares are owned by an entity, reasonable evidence of such person’s beneficial ownership of such shares or such person’s authority to act on behalf of such entity;

2.

complete information as to the identity and qualifications of the proposed nominee, including the full legal name, age, business and residence addresses and telephone numbers and other contact information, and the principal occupation and employment of the candidate recommended for consideration, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations and business and other relevant experience (including directorships, employment and civic activities) and qualifications of the candidate;

3.	the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be a director of the Company;

4.	the disclosure of any relationship of the candidate being recommended with the Company or any of its subsidiaries or affiliates, or its independent public accountants, whether direct or indirect;

5.

the disclosure of any relationship of the candidate being recommended or any immediate family member of the candidate being recommended with the independent registered public accounting firm of the Company;

6.

a description of all relationships, arrangements and understandings between the proposing stockholder and the candidate and any other person(s) (naming such person(s)) pursuant to which the candidate is being proposed or would serve as a director, if elected; and

7.

a written acknowledgement by the candidate being recommended that he or she has consented to being considered as a candidate, has consented to the Company’s undertaking of an investigation into that individual’s background, credit history, education, experience and other qualifications in the event that the NCG Committee desires to do so, has consented to be named in the Company’s proxy statement and has consented to serve as a director of the Company, if elected.

The NCG Committee has not specifically identified or published qualifications, qualities or skills that our directors must possess. In evaluating director nominees, the NCG Committee will consider such factors as it deems appropriate and other factors identified from time to time by the Board. The NCG Committee will consider factors such as judgment, skill, integrity, independence, possible conflicts of interest, experience with businesses and other organizations of comparable size or character, and the interplay of the candidate’s experience and approach to addressing business issues with the experience and approach of incumbent members of the Board and other new director candidates. The NCG Committee’s goal in selecting directors for nomination to the Board is generally to seek a well-balanced membership that combines a variety of experience, skill and intellect in order to enable the Company to pursue its strategic objectives.

The NCG Committee will consider all information provided to it that is relevant to a candidate’s nomination as a director of the Company. Following such consideration, the NCG Committee may seek additional information regarding, and may request an interview with, any candidate whom it wishes to continue to consider. Based upon all information available to it and any interviews it may have conducted, the NCG Committee will meet to determine whether to recommend the candidate to the Board. The NCG Committee will consider candidates recommended by stockholders on the same basis as candidates from other sources.

The NCG Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The NCG Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event vacancies are anticipated, or otherwise arise, the NCG Committee will consider various potential candidates. Candidates may be recommended by current members of the Board, third- party search firms or stockholders. During 2024, the NCG Committee retained an independent, third-party search firm to assist the NCG Committee in identifying, screening and evaluating potential director candidates. The NCG Committee generally does not consider recommendations for director nominees submitted by individuals who are not affiliated with the Company. In order to preserve its impartiality, the NCG Committee may not consider a recommendation that is not submitted in accordance with the procedures set forth above.

Submission Of Stockholder Proposals

Proposals of stockholders intended to be eligible for inclusion in our Proxy Statement and form of proxy relating to our next annual meeting must be received on or before November 28, 2025. Such proposals must be addressed to the Company, 4421 Waterfront Drive, Glen Allen, Virginia 23060, Attention: Secretary. A stockholder intending to propose any matter at the next annual meeting but not intending for us to include the matter in our Proxy Statement and proxy related to the next annual meeting must notify us on or after December 28, 2025 but on or before January 27, 2026 of such intention in accordance with the procedures set forth in our Bylaws. If we do not receive such notice within that time frame, the notice will be considered untimely. Our proxy for the next annual meeting will grant authority to the persons named therein to exercise their voting discretion with respect to any matter of which we did not receive notice between December 28, 2025 and January 27, 2026.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to the Company no later than 60 calendar days prior to the first anniversary of this year’s Annual Meeting. If the date of the next annual meeting is changed by more than 30 calendar days from the first anniversary of this year’s Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the next annual meeting or the 10th calendar day following the day on which public announcement of the date of the next annual meeting is first made. Accordingly, for the next annual meeting, stockholders must deliver such notice no later than March 9, 2026.

Notices should be submitted to the address set forth above.

Solicitation Of Proxies

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, proxies may be solicited by our directors, officers and employees by in-person meeting, telephone or other forms of communication. Such persons will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with, and reimbursement of reasonable out-of-pocket expenses will be paid to, brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to the beneficial owners of Class A Common and Class B Common held of record by such persons.

Other Matters

The directors know of no other matters that are likely to be brought before the meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

Brent A. Ashley

Secretary

Glen Allen, Virginia

March 28, 2025

Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, you are encouraged to vote as soon as possible to ensure that your shares are represented at the meeting. If you are a stockholder of record and received a paper copy of the proxy materials by mail, you may vote your shares by proxy using one of the following methods: (i) vote via the internet (www.investorvote.com/HBB); (ii) vote by telephone (1-800-652-8683); or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. If you wish to attend the meeting and vote in person, you may do so. If you hold your shares through an account with a bank, broker or similar organization, please follow the instructions you receive from the stockholder of record to vote your shares.

ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 000001 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 8, 2025 at 11 A.M. Eastern Time. Online Go to www.investorvote.com/HBB or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HBB Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2025 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. 1. Election of Directors: 01 - Mark R. Belgya 02 - J.C. Butler, Jr. 03 - Paul D. Furlow 04 - Dennis W. LaBarre 05 - April L. Lane 06 - Bela S. Mehta 07 - Michael S. Miller 08 - Alfred M. Rankin, Jr. 09 - Thomas T. Rankin 10 - James A. Ratner 11 - R. Scott Tidey 12 - Clara R. Williams Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. 01 02 03 04 05 06 07 08 09 10 11 12 2. Proposal to approve, on an advisory basis, the Company’s Named Executive Officer compensation. For Against Abstain 3. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2025. For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 UPX 648057 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 0445GD

2025 Annual Meeting Admission Ticket 2025 Annual Meeting of Hamilton Beach Brands Holding Company Stockholders May 8, 2025, 11:00 a.m. Eastern Time 5875 Landerbrook Drive, Cleveland OH 44124 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The 2025 Proxy Statement and 2024 Annual Report are available, free of charge, at https://www.hamiltonbeachbrands.com/investors/annual-meeting-materials. The Company’s Annual Report for the year ended December 31, 2024 is being mailed to stockholders concurrently with the 2025 Proxy Statement. The Annual Report contains financial and other information about the Company, but is not incorporated into the Proxy Statement and is not considered part of the proxy soliciting material. If you do not expect to be present at the Annual Meeting, please promptly fill out, sign, date and mail the enclosed form of proxy or, in the alternative, vote your shares electronically either over the internet (www.investorvote.com/HBB) or by touch-tone telephone (1-800-652-8683). If you hold shares of both Class A Common Stock and Class B Common Stock, you only have to complete the single enclosed form of proxy or vote once via the internet or telephone. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HBB IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Hamilton Beach Brands Holding Company Notice of 2025 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 8, 2025 Dennis W. LaBarre and Alfred M. Rankin, Jr., or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hamilton Beach Brands Holding Company to be held on May 8, 2025 or at any postponement or adjournment thereof. When properly executed, shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed, and FOR proposals 2 and 3. In their discretion, the Proxies are authorized to vote (1) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve and (2) upon such other business as may properly come before the meeting or any postponement or adjournment thereof. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.